EXHIBIT 2.4

AGREEMENT AND PLAN OF MERGER

among

Adept Technology, Inc.,

Tiger Merger Sub Inc.,

MobileRobots Inc.,

and

Jeanne A. Dietsch, as Stockholder Agent

Dated as of June 13, 2010

i

(Continued)

(Continued)

(Continued)

		Page
Section 10.13	Severability	67
Section 10.14	Waiver of Jury Trial	67
Section 10.15	Stockholders Right to Counsel	68
Section 10.16	Counterparts; Electronic Signature	68
Section 10.17	No Presumption Against Drafting Party	68

Exhibit A	Form of Certificate of Merger for Merger
Exhibit B	Form of Certificate of Merger for Second Step Merger
Exhibit C	Form of Escrow Agreement

Schedule	Name

Schedule 1.1A	Reference Amount

Schedule 1.1B	Estimated Closing Balance Sheet

Schedule 1.1C	Share Value

Schedule 2.11	Share Allocation

Schedule 2.12	Form of Post-Closing Adjustment Balance Sheet

Schedule 5.4	Capitalization

Schedule 6.1	Conduct of Business Prior to the Closing

Schedule 6.11	Contingent Performance Bonus

Schedule 7.3B	Consents and Approvals

Schedule 7.3J	IP Assignments

Company Disclosure Letter

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER, dated as of June 13, 2010 (this “Agreement”), is among ADEPT TECHNOLOGY, INC., a Delaware corporation (the “Acquiror”), TIGER MERGER SUB INC., a Delaware corporation and a wholly owned subsidiary of Acquiror (“Sub”), MOBILEROBOTS INC., a Delaware corporation (the “Company”) and Jeanne A. Dietsch, as the Stockholder Agent hereunder. For all purposes hereof, all references to the Company include any predecessor of the Company or any entity to which the Company is a successor (in each case, where the Company has properly succeeded to the rights, obligations and liabilities of such other person).

RECITALS

A. The respective Boards of Directors of Acquiror, the Company and Sub have (i) determined that the merger of Sub with and into the Company (the “First Step Merger”, or the “Merger”) would be advisable and fair to, and in the best interests of, their respective stockholders and (ii) approved the Merger upon the terms and subject to the conditions set forth herein pursuant to the Delaware General Corporation Law (the “Delaware Law”).

B. Immediately upon execution and delivery of this Agreement by the parties hereto the stockholders of the Company are making certain representations about their equity ownership of the Company, the assets of the Company’s business, as well as certain other covenants and agreements (the “Stockholder Agreements”).

C. Immediately following the First Step Merger, Acquiror shall cause the Company to merge with and into a Delaware corporation or limited liability company (the “Second Sub”) that is a wholly-owned subsidiary of Acquiror (the “Second Step Merger”).

D. For United States federal income tax purposes, the parties intend that the First Step Merger and the Second Step Merger shall be treated as a single integrated transaction (the “Transaction”) and qualify as a reorganization under the provisions of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and the parties intend, by executing this Agreement, to adopt a plan of reorganization within the meaning of Treasury Regulations Sections 1.368-2(g) and 1.368(a).

E. As a material inducement to Acquiror entering into the Transaction, each of Acquiror, or the Company and stockholders of the Company have entered into employment agreements (the “Employment Agreements”) and Acquiror, the Company and certain stockholders of the Company have entered into non-competition agreements (the “Non-Competition Agreements”) to be effective upon the Closing (as defined herein).

AGREEMENT

In consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, the parties agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1 Certain Defined Terms. For purposes of this Agreement:

“Action” means any claim, action, suit, inquiry, proceeding, audit or investigation by or before a Governmental Authority, or any other arbitration, mediation or similar proceeding.

“Affiliate” means, with respect to any Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person.

“Ancillary Agreements” means the Escrow Agreement, Employment Agreements, Non-Competition Agreements, the Stockholder Agreements and all other agreements, documents and instruments required to be delivered by any party pursuant to this Agreement, and any other agreements, documents or instruments entered into at or prior to Closing in connection with this Agreement or the transactions contemplated hereby.

“Acquiror Material Adverse Effect” means any event, change, circumstance, occurrence, effect or state of facts that (i) is or would reasonably be expected to be materially adverse to the business, assets, liabilities, condition (financial or otherwise) or results of operations of Acquiror, or (ii) would or would reasonably be expected to materially impair the ability of Acquiror to consummate, or prevent or materially delay, the transactions contemplated by this Agreement or the Ancillary Agreements; other than any event, change, occurrence, effect or state of facts resulting from (1) changes in general economic, financial market, business or geopolitical conditions, (2) general changes or developments in any industry in which Acquiror operates generally, (3) changes in any applicable Laws or applicable accounting regulations or principles or interpretations thereof, (5) any change in the price or trading volume of Acquiror’s stock, in and of itself (provided that the facts or occurrences giving rise to or contributing to such change that are not otherwise excluded from the definition of “Acquiror Material Adverse Effect” may be taken into account in determining whether there has been an Acquiror Material Adverse Effect), (6) any failure by Acquiror to meet internal or published projections, forecasts or revenue or earnings predictions, in and of itself (provided that the facts or occurrences giving rise to or contributing to such failure that are not otherwise excluded from the definition of “Acquiror Material Adverse Effect” may be taken into account in determining whether there has been an Acquiror Material Adverse Effect), (7) any outbreak or escalation of hostilities or war or any act of terrorism or (8) the announcement of this Agreement and the transactions contemplated hereby.

“Business Day” means any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by Law to be closed in San Francisco, CA.

“Cause” means (a) the willful and continued failure by the Stockholder to substantially perform, or gross misconduct in, his or her employment duties with Acquiror

(including any Subsidiaries of Acquiror); (b) the willful engaging by the Stockholder in conduct which is fraudulent activity or an act of dishonesty (whether or not prosecuted) which is demonstrably injurious to Acquiror, monetarily or otherwise (including reputationally); (c) breach of a material term of employment or breach of the Stockholder’s non-competition and non-solicitation covenants, or (d) the Stockholder’s conviction of, or the entering of a plea of guilty or nolo contendere to, a felony crime. No termination with Cause may occur until the Stockholder has been notified in writing of the acts or omissions providing the basis for termination for Cause by the Board of Directors or an executive officer of Acquiror, and has been unable to substantially cure such act or omission within forty-five (45) days following the date on which Acquiror delivers the written notice, unless the circumstances indicate that a substantial cure would be an impossibility.

“Change in Control” means the occurrence of any of the following: (i) the acquisition by any Person (within the meaning of Section 13(d) or 14(d) of the Exchange Act) of beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act) of 50% or more of the then outstanding Acquiror Common Stock; (ii) in any 12-month period, the individuals who, as of the beginning of the 12-month period, constitute the Acquiror’s Board of Directors (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board of Directors; provided, however, that any individual becoming a director subsequent to the Effective Time whose election, or nomination for election by Acquiror’s stockholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board will be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board of Directors; (iii) the sale or other disposition of all or substantially all of the assets of Acquiror to any Person, other than a transfer to any corporation or other Person of which a majority of its voting power or its voting equity securities or equity interest is owned, directly or indirectly, by Acquiror; (iv) a merger, consolidation or reorganization between Acquiror and another Person approved by the Acquiror’s stockholders unless the Acquiror’s stockholders would own at least 51% of the voting power of the surviving entity of such transaction; or (v) a complete liquidation or dissolution of Acquiror.

“Closing Cash Consideration” means a cash amount equal to (A) $1,000,000 plus (B) the amount by which the Company’s Estimated Net Book Value exceeds the amount set forth on Schedule 1.1A (the “Reference Amount”) minus (C) the sum of (1) the amount by which the Company’s Estimated Net Book Value is less than the Reference Amount and (2) the sum of (x) Transaction Expenses set forth in the Schedule of Expenses and (y) Debt as set forth in the Schedule of Debt.

“Closing Net Book Value” shall mean the net book value of the total (including current and fixed) assets of the Company minus the total liabilities (excluding all Debt identified on the Schedule of Debt to be deducted from the Closing Cash Consideration) of the Company as of the close of business on the Closing Date, determined based on the methodology applied in Schedule 1.1B, provided that cash will be reduced by all outstanding checks and other similar earmarks for cash issued whether or not required by GAAP.

“Closing Per Share Cash Consideration” means the Closing Cash Consideration divided by the number of Shares (including the Loan Conversion Shares).

“Company Common Stock” means the shares of common stock, par value $.001 per share, of the Company.

“Company Material Adverse Effect” means any event, change, circumstance, occurrence, effect or state of facts that (i) is or would reasonably be expected to be materially adverse to the business, assets, liabilities, condition (financial or otherwise) or results of operations of the Company, or (ii) would or would reasonably be expected to materially impair the ability of the Company to consummate, or prevent or materially delay, any transaction contemplated by this Agreement or the Ancillary Agreements, other than any event, change, occurrence effect or state of facts resulting from (1) changes in general economic, financial market, business or geopolitical conditions that do not disproportionately affect the Company, (2) changes in any applicable Laws or applicable accounting regulations or principles or interpretations thereof, (3) any outbreak or escalation of hostilities or war or any act of terrorism or (4) the announcement of this Agreement and the transactions contemplated hereby.

“Contract” means any contract, agreement, license, arrangement or understanding, whether written or oral, including purchase orders.

“control,” including the terms “controlled by” and “under common control with,” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, as trustee or executor, as general partner or managing member, by Contract or otherwise, including the ownership, directly or indirectly, of securities having the power to elect a majority of the board of directors or similar body.

“Debt” means any indebtedness of the Company (including all principal, interests, fees and other similar charges due), whether or not contingent, in respect of borrowed money or evidenced by bonds, notes, debentures or other similar instruments or letters of credit (or reimbursement agreements in respect thereof) or banker’s acceptances or representing capitalized lease obligations or the balance deferred and unpaid of the purchase price of any property, except any such balance that constitutes an accrued expense or account payable incurred in the ordinary course of business (other than Transaction Expenses in the Schedule of Expenses) that is a current liability.

“Disability” means a physical or mental disability or infirmity of which, in the opinion of a physician treating the Stockholder for such condition, has rendered the Stockholder unable to substantially perform his or her duties to Acquiror or the Survivor, and as a result of which the Stockholder is unable to perform such duties for six (6) consecutive calendar months or for shorter periods aggregating one hundred eighty (180) days in any twelve (12) month period.

“Encumbrance” means any charge, claim, limitation, condition, equitable interest, mortgage, lien, option, pledge, security interest, easement, encroachment, right of first refusal, adverse claim or restriction of any kind, as security or otherwise, of or relating to use, voting, transfer, receipt of income or exercise of any other attribute of ownership.

“Environmental Laws” means any Laws of any Governmental Authority relating to (A) releases or threatened releases of Hazardous Substances or materials containing Hazardous Substances; (B) the manufacture, handling, transport, use, treatment, storage or disposal of Hazardous Substances or materials containing Hazardous Substances; or (C) pollution or protection of the environment, public health and/or safety or natural resources.

“Environmental Permits” means all Permits under any Environmental Law.

“ERISA Affiliate” means a trade or business, whether or not incorporated, under common control with the Company and that, together with the Company, is treated as a single employer within the meaning of Section 414(b), (c), (m) or (o) of the Code.

“Escrow Agent” means Deutsche Bank, N.A., or such other escrow agent mutually acceptable to the parties.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“GAAP” means United States generally accepted accounting principles and practices as in effect on the date hereof.

“Good Reason” means, without the Stockholder’s written consent, the occurrence of any of: (a) A reduction in the Stockholder’s annual base compensation or other remuneration, including any incentive compensation or benefits program in which such Stockholder is participating, that is material in the aggregate as compared to the compensation and benefits in effect as of the Closing; (b) the relocation of the offices at which the Stockholder is principally employed at the Effective Time to a location that is more than 30 miles from Peterborough, New Hampshire; (c) a material breach of a material term of his/her contract of employment; or (d) the consummation of a Change in Control of Acquiror. In clarification of the foregoing, a change by Acquiror in Stockholder’s title, responsibilities and reporting from that stated in the Employment Agreement shall not itself be deemed to constitute Good Reason for purposes hereof. No termination for Good Reason will be deemed to occur until Acquiror has been notified in writing of the acts or omissions providing the basis for such termination by Stockholder, and has been unable to substantially cure such act or omission within forty-five (45) days following the date on which Stockholder delivers the written notice, unless the circumstances indicate that a substantial cure would be an impossibility.

“Governmental Authority” means any federal, national, supranational, state, provincial, local or similar government, governmental, regulatory or administrative authority, branch, agency or commission or any court, tribunal, or arbitral or judicial body.

“Hazardous Substances” means: (A) those substances defined in or regulated under the Hazardous Materials Transportation Act, the Resource Conservation and Recovery Act, the Comprehensive Environmental Response, Compensation and Liability Act (“CERCLA”), the Clean Water Act, the Safe Drinking Water Act, the Atomic Energy Act, the Federal Insecticide, Fungicide, and Rodenticide Act and the Clean Air Act, and their state counterparts, as may be amended from time to time, and all regulations thereunder; (B) petroleum and petroleum products, including crude oil and any fractions thereof; (C) natural gas, synthetic gas, and any mixtures thereof; (D) polychlorinated biphenyls, asbestos and radon; (E) any other pollutant or contaminant; and (F) any substance, material or waste regulated by a Governmental Authority pursuant to any applicable Law enacted or adopted for the protection of the environment, public health or safety or natural resources.

“Immediate Family,” with respect to any Person, means such Person’s spouse, parents, children and siblings, including adoptive relationships and relationships through marriage, or any other relative of such Person that shares such Person’s home.

“Indemnity Escrow” means 203,562 shares of Stock Consideration, as such sum may be adjusted as contemplated by this Agreement, such shares to be deducted equally from the Stock Consideration otherwise scheduled to be vested and released on the first and second anniversary of the Closing to be held in escrow by the Escrow Agent for the period specified in the Escrow Agreement (and be unaffected by any Acceleration Event relating to any Restricted Stock).

“Intellectual Property” means all intellectual property and proprietary rights, whether protected, created or arising under the laws of the United States or any other jurisdiction including without limitation all (i) trade names, trademarks and service marks (registered and unregistered), trade dress and similar rights, and applications (including intent to use applications) to register any of the foregoing (collectively, “Marks”); (ii) Internet domain name registrations (“Domain Name Registrations”); (iii) patents, patent applications and patent disclosures, together with all provisionals, non-provisionals, reissuances, divisions, continuations, renewals, continuations-in-part, revisions, extensions and re-examinations thereof (collectively, “Patents”); (iv) works of authorship, mask works and any and all other copyrights (registered and unregistered) and copyrightable works, and all applications, registrations, extensions, and renewals thereof (collectively, “Copyrights”); (v) know-how, inventions, methods, processes, technical data, specifications, research and development information, technology, product roadmaps, customer lists and any other information, in each case to the extent any of the foregoing derives economic value (actual or potential) from not being generally known to other persons who can obtain economic value from its disclosure or use, excluding any Copyrights or Patents that may cover or protect any of the foregoing (collectively, “Trade Secrets”); and (vi) moral rights, publicity rights, data base rights and any other proprietary or intellectual property rights of any kind or nature that do not comprise or are not protected by Marks, Patents, Copyrights or Trade Secrets.

“Knowledge,” with respect to a party, means the knowledge of any officer or director of such party after due inquiry, and in the case of the Company, shall also include the knowledge of Brian Ewing after due inquiry.

“Law” means any statute, law, ordinance, regulation, rule, code, executive order, injunction, judgment, decree or order of any Governmental Authority.

“Leased Real Property” means all real property leased, subleased or licensed to the Company or which the Company otherwise has a right or option to use or occupy, together with all structures, facilities, fixtures, systems, improvements and items of property previously or currently located thereon, or attached or appurtenant thereto, and all easements, rights and appurtenances relating to the foregoing. For purposes of clarification, the term shall apply to the real property that is the subject of the applicable lease, sublease or license with the Company or that the Company otherwise has the right to use or occupy, and not portions of the subject real property not subject to such rights or arrangements.

“Loan Conversion Shares” means the shares of the Company’s common stock to be issued by the Company immediately prior to the Effective Time to Jeanne A. Dietsch and William Kennedy, or a trust of which such Person is a trustee, in exchange for the forgiveness of $300,000 in principal of Debt owed to such Persons.

“Merger Consideration” means the Closing Cash Consideration and the Stock Consideration, in each case as adjusted as provided in Articles II and VIII of this Agreement, together with any amounts to be distributed to the Stockholders from the Indemnity Escrow as provided in this Agreement.

“Occupational Safety and Health Law” means any Law which requires or relates to matters related to health and safety of employees, temporary employees, independent contractors or employees of independent contractors.

“Occupational Safety and Health Liabilities” means any cost, damage, expense, liability, obligation, duty to indemnify, defend or reimburse, or other responsibility consisting of or relating to: fines, penalties, judgments, awards, settlements, legal or administrative proceedings, damages, losses, claims, remedial costs and expenses arising under Occupational Safety and Health Law; financial responsibility for corrective action, including any investigation, or abatement action including engineering or administrative controls, or the use of required personal protective equipment, required by any applicable Occupational Safety and Health Law, or by any final decision, injunction, order, judgment, ruling or decree of any Occupational Safety and Health jurisdiction; and any other compliance, corrective or remedial measures required under Occupational Safety and Health Law.

“Person” means an individual, corporation, partnership, limited liability company, limited liability partnership, syndicate, person, trust, association, organization or other entity, including any Governmental Authority, and including any successor, by merger or otherwise, of any of the foregoing.

“Pre-Closing Tax Period” means any Tax period ending on or before the Closing Date and that portion of any Straddle Period ending on the Closing Date.

“Property Taxes” means all real property Taxes, personal property Taxes and similar ad valorem Taxes.

“Proportionate Share” means, with respect to any Stockholder, a fraction, the numerator of which is the aggregate Merger Consideration that such Stockholder is entitled to receive (assuming all requisite conditions are met) in connection with the Merger as determined at the Closing, and the denominator of which is the aggregate Merger Consideration payable to all of the Stockholders (assuming all requisite conditions are met) as contemplated by this Agreement as determined at the Closing, in each case ignoring any withholdings or taxes.

“Related Party,” with respect to any Person, means: (i) any Affiliate of such Person, or any director, executive officer, general partner or managing member of such Affiliate; (ii) any Person who serves or within the past five years has served as a director, executive officer, partner, member or in a similar capacity of such Person; (iii) any Immediate Family member of a Person described in clause (ii); or (iv) any other Person who holds, individually or together with any Affiliate of such other Person and any member(s) of such Person’s Immediate Family, more than 5% of the outstanding equity or ownership interests of such Person.

“Release” has the meaning set forth in Section 101(22) of CERCLA.

“Return” means any return, declaration, report, statement, information statement and other document required to be filed with respect to Taxes.

“Share Value” means the amount set forth on Schedule 1.1C.

“Shares” means the aggregate number of shares (other than Shares to be cancelled pursuant to Section 2.9) of Common Stock.

“Stock Consideration” means 763,359 shares of Acquiror’s Common Stock, $.001 par value (or any successor thereto, the “Acquiror Common Stock”) minus the amount (if any) by which the Closing Cash Consideration is a negative amount, determined based upon the Share Value, issuable to the Stockholders subject to the conditions and restrictions of this Agreement and the Stockholder Agreements.

“Straddle Period” means any Tax period beginning before or on and ending after the Closing Date.

“Subsidiary” means, with respect to any Person, any other Person controlled by such first Person, directly or indirectly, through one or more intermediaries.

“Tax Return” means any report, return (including an information return), claim for refund, election, estimated tax filing or declaration required to be supplied to any Governmental Authority with respect to Taxes, including any schedule or attachment thereto, and including any amendments thereof.

“Taxes” means: (i) all federal, state, local, foreign and other net income, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, registration, license, lease, service, service use, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, windfall profits, customs, duties or other taxes, fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts with respect thereto; (ii) any liability for payment of amounts described in clause (i) whether as a result of transferee liability, of being a member of an affiliated, consolidated, combined or unitary group for any period or otherwise through operation of Law; and (iii) any liability for the payment of amounts described in clauses (i) or (ii) as a result of any tax sharing, tax indemnity or tax allocation agreement or any other express or implied agreement to indemnify any other Person.

“Transaction Expenses” means all fees, expenses and other amounts payable by the Company in connection with the transactions contemplated by this Agreement and the Ancillary Agreements, including fees and expenses for attorneys, accountants, financial advisors and other professionals and bankers’, brokers’ or finders’ fees for persons not engaged by Acquiror or Sub, and any amounts payable by the Company as a result of reimbursement or indemnification agreements with any of the foregoing, one-half of the fees payable to the Escrow Agent for the Indemnity Escrow, and any premium payable by the Company or the Survivor for any D&O Tail Policy.

ARTICLE II

THE TRANSACTION

Section 2.1 The Merger. Upon the terms and subject to the conditions of this Agreement, at the Effective Time and in accordance with Delaware Law, Sub shall be merged with and into the Company pursuant to which (a) the separate corporate existence of Sub shall cease, (b) the Company shall be the surviving corporation in the Merger (the “Survivor”) and shall continue its corporate existence under the laws of Delaware as a wholly owned Subsidiary of Acquiror and (c) all properties, rights, privileges, powers and franchises of the Sub will vest in the Survivor, and all debts, liabilities, obligations and duties of the Sub will become the debts, liabilities, obligations and duties of the Survivor.

Section 2.2 Closing; Effective Time.

(a) The closing of the Merger (the “Closing”) shall take place at the offices of Gibson, Dunn & Crutcher LLP, 1881 Page Mill Road, Palo Alto, California 94304 at 11:59 p.m. Pacific time, on or before the fifth Business Day following satisfaction or, to the extent permitted by Law, waiver of all conditions to the obligations of the parties set forth in Article VII (other than such conditions as may, by their terms, only be satisfied at the Closing or on the Closing Date), or at such other place, time or date as the parties may agree. The day on which the Closing takes place is the “Closing Date.”

(b) On the Closing Date, the parties shall cause a certificate of merger substantially in the form attached as Exhibit A to be executed and filed with the Secretary of State of Delaware (the “Certificate of Merger”) in accordance with Delaware Law. The Merger shall become effective at such time as the parties shall specify in the Certificate of Merger. The date and time when the Merger becomes effective is the “Effective Time.”

Section 2.3 Effects of the Merger. The Merger shall have the effects provided for herein and in the applicable provisions of Delaware Law.

Section 2.4 Certificate of Incorporation and Bylaws. From and after the Effective Time, (a) the certificate of incorporation of the Company, as in effect immediately prior to the Effective Time (the “Certificate of Incorporation”), shall be the Certificate of Incorporation of the Survivor until amended in accordance with applicable Law and (b) the bylaws of the Company, as in effect immediately prior to the Effective Time (the “Bylaws”), shall be the Bylaws of the Survivor until amended in accordance with applicable Law and until completion of the Second Step Merger.

Section 2.5 Directors; Officers. From and after the Effective Time, (a) the directors of Sub serving immediately prior to the Effective Time shall be the directors of the Survivor until the earlier of their resignation or removal or until their respective successors are duly elected and qualified and (b) the officers of the Sub serving immediately prior to the Effective Time shall be the officers of the Survivor until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

Section 2.6 Second Step Merger. Immediately following the Effective Time, Acquiror shall file a Certificate of Merger with the Secretary of State of Delaware to cause the Survivor to merge into the Second Sub. There shall be no conditions to this filing for the completion of the Second Step Merger other than completion of the Merger. Following the Second Step Merger, all references herein to “Survivor” shall refer to the surviving entity of such Second Step Merger from and after such merger.

Section 2.7 Tax Consequences. For United States federal income tax purposes, the Transaction is intended to constitute a reorganization within the meaning of Section 368(a) of the Code. The parties to this Agreement adopt this Agreement as a “plan of reorganization” within the meaning of Section 1.368-2(g) of the Treasury Regulations.

Section 2.8 Subsequent Actions. If, after the Effective Time, the Survivor shall consider that any deeds, bills of sale, assignments, assurances or any other actions are necessary or desirable to vest, perfect or confirm of record or otherwise in the Survivor its right, title or interest in, to or under any of the rights, properties or assets of the Company, Sub or Second Sub acquired or to be acquired by the Survivor in connection with the Merger or otherwise to carry out this Agreement, the officers and directors of the Survivor shall be authorized to execute and deliver, in the name of and on behalf of the Company, Sub or Second Sub, all such deeds, bills of sale, assignments and assurances and to take and do, in the name and on behalf of each of such corporations or otherwise, all such other actions as may be necessary or desirable to vest, perfect or confirm any and all right, title and interest in, to and under such rights, properties or assets in the Survivor or otherwise to carry out this Agreement.

Section 2.9 Conversion of Stock. At the Effective Time, by virtue of the Merger and without any further action on the part of any party or any holder of any Shares or any shares of capital stock of Sub:

(a) Each Share issued and outstanding immediately prior to the Effective Time (other than any Shares described in Sections 2.9(b) and Dissenting Shares) shall be converted into the right to receive the Closing Per Share Cash Consideration, without interest, together with the Stock Consideration payable in respect of such Share pursuant to this Agreement, at the respective times and subject to the restrictions specified herein and the Stockholder Agreement;

(b) Each Share held in the treasury of the Company or owned by the Company immediately prior to the Effective Time shall automatically be cancelled and retired and shall cease to exist, and no cash or other consideration shall be delivered or deliverable in exchange therefor; and

(c) Each share of common stock, par value $.01 per share, of Sub issued and outstanding immediately prior to the Effective Time shall be converted into one fully paid share of common stock, par value $.001 per share, of the Survivor.

Section 2.10 Dissenting Shares. Notwithstanding anything herein, Shares (other than Shares cancelled pursuant to Section 2.9(b)) outstanding immediately prior to the Effective Time and held by a holder who has not voted in favor of the Merger or consented thereto in writing and who has properly demanded appraisal for such Shares in accordance with Delaware Law (“Dissenting Shares”), shall not be converted into or be exchangeable for the right to receive a portion of the Merger Consideration unless and until such holder fails to perfect or withdraws or otherwise loses his right to appraisal and payment under Delaware Law. If, after the Effective Time, any such holder fails to perfect or withdraws or loses his right to appraisal, such Dissenting Shares shall thereupon be treated as if they had been converted as of the Effective Time into the right to receive the portion of the Merger Consideration, if any, to which such holder is entitled, without interest and subject to the conditions thereof. The Company shall not, except with the prior written consent of Acquiror, voluntarily make any payment with respect to any demands for payment of fair value for capital stock of the Company, offer to settle or settle any such demands or approve any withdrawal of any such demands.

Section 2.11 Payment for Shares.

(a) Acquiror shall make available to the holders of Shares (each, a “Stockholder”) the consideration to which such Stockholders shall be entitled at the Effective Time pursuant to Section 2.9(a) as contemplated herein. Upon surrender of a Certificate for cancellation to Acquiror, duly endorsed for transfer with such document as reasonably requested by Acquiror, the holder of such Certificate shall be entitled to receive in exchange therefor, the consideration described in Section 2.11(b) payable with respect to the number of Shares formerly represented by such Certificate, without interest, and such Certificate shall, upon such surrender, be cancelled. Until surrendered in accordance with the provisions hereof, any Certificate (other than Certificates representing Shares described in Sections 2.9(b) and Dissenting Shares) shall be deemed, after the Effective Time, to represent only the right to receive the portion of the Merger Consideration payable with respect thereto without interest, as contemplated herein.

(b) As promptly as practicable after the Effective Time, Acquiror shall (i) pay the Closing Per Share Cash Consideration to any Stockholders who have made proper delivery of their Certificates for Shares duly endorsed for transfer with such Stockholders Tax identification number and all other documentation reasonably requested by Acquiror for transfer, (ii) issue, as provided below , the Stock Consideration less the Indemnity Escrow, (iii) issue, from the Stock Consideration, the Indemnity Escrow in certificated form in the name of the Stockholders, for the benefit of the Stockholders and the Indemnified Parties (as applicable), and deliver certificates therefor to the Escrow Agent, and (iv) deposit with the Company, an amount equal to the Transaction Expenses set forth on the Schedule of Expenses and the amount of Debt set forth on the Schedule of Debt. Schedule 2.11, as updated immediately prior to the Closing reflecting the Loan Conversion Shares, sets forth a summary of the Merger Consideration payable or issuable to each of the Stockholders and the scheduled dates for distribution thereof assuming no adjustment and assuming the satisfaction of all conditions for release as contemplated by this Agreement and the Stockholder Agreements (but in any conflict between any Schedule, the Disclosure Letter and Agreement, this Agreement shall prevail).

(c) Twenty-Five percent (25%) of each Stockholder’s Proportionate Share of the Stock Consideration (rounded down to the nearest whole share) shall be issued and delivered to the applicable Stockholder immediately following the Closing and shall not be subject to restrictions on transfer, except pursuant to applicable securities Laws.

(d) The remaining Seventy-Five percent (75%) of the Stock Consideration (the “Restricted Stock”) issuable in connection with the Merger shall be issued on the Closing Date in book entry form with Acquiror’s transfer agent in segregated accounts for the benefit and in the name of the Stockholders, as applicable, and by agreement with each Stockholder as reflected in the Stockholder Agreements, be subject to the risk of forfeiture until vested as provided herein, except for the portion of which that shall be certificated and subject to the Indemnity Escrow as set forth herein:

(i) Thirty-Three percent (33%), rounded down to the nearest whole share for each Stockholder, of the Stockholder’s Proportionate Share of the Restricted Stock (subject to the Indemnity Escrow and any amounts deducted from the Stock Consideration pursuant to Sections 2.12, 2.13 or Article VIII) shall vest, no longer be subject to the risk of forfeiture, and be released to the respective Stockholder in tranches annually on the anniversary of the Closing Date for a three year period, unless (A) earlier accelerated and released as a result of and upon an Acceleration Event, (B) earlier forfeited as a result of and upon the termination of employment by the Company for Cause or termination of employment by the employee Stockholder that does not constitute an Acceleration Event, or (C) is cancelled as satisfaction of indemnification obligations pursuant to Article VIII.

(ii) The vesting and release (subject to the Indemnity Escrow) of each Stockholder’s portion of the Restricted Stock will be contingent upon his or her continued full-time (or specified part-time in the case of William Kennedy) employment with the Survivor or Acquiror on such applicable anniversary dates, subject to immediate vesting in full of the unvested shares of Restricted Stock issued to such Stockholder (other than the Indemnity Escrow, which shall be maintained as provided in Article VIII and the Escrow Agreement) if (1) his/her employment terminates solely as a result of death, Disability, termination by Acquiror without Cause or resignation by the employee for Good Reason or (2) there is a Change of Control of Acquiror (in the case of (1), effective as of the date of effectiveness of termination relating to such occurrence, and in the case of (2), upon the consummation of the Change of Control, an “Acceleration Event”). Upon any termination of employment of a Stockholder for Cause, or resignation of his/her employment that is not an Acceleration Event, all unvested shares of Restricted Stock of such Stockholder shall be forfeited and cancelled without any action on the part of the Stockholder.

(iii) In the event that there arises and is pending a dispute regarding the question of whether or not Restricted Stock or Acquiror Common Stock included in the Indemnity Escrow is subject to forfeiture as a result of a Stockholder’s termination of employment or indemnification claim under Article VIII (to the extent of the shares subject to such dispute, the “Subject Stock”), the Subject Stock will not be cancelled or released, and all vesting of the Restricted Stock will be tolled pending, the ultimate resolution of the dispute. During any such pending dispute, the Stockholders shall retain the rights as a stockholder of Acquiror specified herein, but upon the occurrence of and only for so long as there exists an unresolved dispute, the Subject Stock shall be subject to a voting proxy as may be set forth in the Stockholder Agreement for such Stockholder.

(e) The Indemnity Escrow and the Restricted Stock shall be outstanding stock of Acquiror in the records of Acquiror unless and until such stock is forfeited by the holder thereof as contemplated hereby. Until such time, the respective Stockholder shall be considered the owner of such Acquiror Common Stock for all purposes, including having the rights of title, and rights to dividends and voting for such stock in the same manner as the Acquiror Common Stock generally, subject to the Stockholder Agreement and Escrow Agreement. Notwithstanding the foregoing, the Stockholders will not have physical possession of certificates relating to the Indemnity Escrow or the Restricted Stock which shall be in the Indemnity Escrow, as applicable, or reflected in an account maintained by Acquiror’s transfer agent, and the Stockholders may not sell, transfer or encumber such shares of Acquiror Common Stock, other than the Stockholders’ ability to pledge shares of Acquiror Common Stock that are not Restricted Stock when an indemnification obligation is satisfied by cash as provided in the Escrow Agreement. Acquiror shall issue “stop transfer” instructions with respect to such Acquiror Common Stock, and any attempt to sell, transfer or encumber such Acquiror Common Stock shall be void. Subject to the terms of this Section 2.11, upon the forfeiture of any stock that would otherwise be deemed Restricted Stock that is part of the Indemnity Escrow, such Acquiror Common Stock shall be delivered by the Escrow Agent to the Acquiror’s transfer agent for cancellation, and such stock shall no longer be available as part of the Indemnity Escrow.

(f) At the Effective Time, the stock transfer books of the Company shall be closed and there shall be no further registration of transfers of any shares of capital stock thereafter on the records of the Company. If, after the Effective Time, a valid Certificate (other than Shares described in Section 2.9(b)) is presented to the Survivor, it shall be cancelled and exchanged as provided in this Section 2.11.

(g) All cash paid and Stock Consideration issued upon conversion of the Shares in accordance with the terms of this Article II, including those subject to the escrow pursuant to Section 2.11 shall be deemed to have been paid in full satisfaction of all rights pertaining to such Shares. From and after the Effective Time, the holders of Certificates shall cease to have any rights with respect to Shares represented thereby, except as otherwise provided herein or by applicable Law.

(h) Prior to the Closing, the Company will provide to Acquiror, in each case certified as accurate and complete by an authorized officer of the Company:

(i) an estimated balance sheet of the Company as of the Closing Date prepared in accordance with GAAP in the form reflected in Schedule 1.1B (the “Estimated Closing Balance Sheet”), reflecting the Company’s good faith estimate of the Closing Net Book Value (“Estimated Net Book Value”);

(ii) an itemized schedule (the “Schedule of Expenses”) of (i) a true and complete list of all Transaction Expenses that shall have been paid (or for which bills have been received) as of the Closing Date, (ii) a good faith estimate of all such additional Transaction Expenses that have been incurred or shall have been incurred as of the Closing Date not reflected in clause (i) hereof or expected to be incurred after the Closing Date. The Schedule of Expenses shall include all Transaction Expenses; and

(iii) a true and complete list of all Debt outstanding and not previously paid or cancelled as of the Closing Date (the “Schedule of Debt”).

(i) The fees and expenses set forth as Transaction Expenses on the Schedule of Expenses that are not paid by the Company on or before the Closing Date shall be paid by the Survivor promptly after the are billed up to the amount set forth on the Schedule of Expenses; provided, that any such fees and expenses in excess of the amounts set forth in the Schedule of Expenses shall be the sole responsibility of the Stockholders, notwithstanding any agreement between the Company and any person with respect to Transaction Expenses.

(j) On the Closing Date, Acquiror or the Survivor shall pay to the parties identified on the Schedule of Debt, the amounts due to such parties as reflected thereon in exchange for delivery by each recipient of a repayment of evidence of receipt and release in a form reasonably acceptable to Acquiror.

(k) In no event shall Acquiror issue any certificate or make any book entry representing less than one full share of Acquiror Common Stock for any purpose, but in lieu of any such fractional share, each Stockholder who would otherwise have been entitled to a fraction of a share shall be paid upon such surrender, after aggregating all fractional shares, cash without interest (rounded to the nearest whole cent) equal to the product of (i) such fraction multiplied by (ii) the Share Value.

(l) The shares of Stock Consideration shall not have been registered, shall be “restricted securities” under applicable securities laws, and such shares may not be resold without registration under the Securities Act of 1933, as amended (the “Securities Act”) or pursuant to an exemption therefrom. Each certificate or book entry evidencing the Stock Consideration shall bear the following legend:

THE SHARES EVIDENCED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR ANY LAWS OF ANY APPLICABLE JURISDICTION AND MAY NOT BE OFFERED, SOLD, TRANSFERRED, ASSIGNED, HYPOTHECATED OR OTHERWISE DISPOSED OF EXCEPT IN ACCORDANCE WITH SUCH LAWS.

The Restricted Stock and Indemnity Escrow shall also bear the following legend:

THE SHARES EVIDENCED BY THIS CERTIFICATE ARE SUBJECT TO THE TERMS, INCLUDING [GRANT OF A PROXY AND] FORFEITURE PROVISIONS OF THAT CERTAIN STOCKHOLDER AGREEMENT AND AGREEMENT AND PLAN OF MERGER AND STOCKHOLDER AGREEMENT WITH ADEPT TECHNOLOGY, INC. DATED AS OF JUNE 13, 2010.

Section 2.12 Post-Closing Adjustment.

(a) Within 20 Business Days after the Closing Date, Acquiror shall deliver to the Stockholder Agent a balance sheet of the Company, dated as of the Closing Date prepared in accordance with Schedule 1.1B and without regard to the Closing (the “Closing Balance Sheet”) and reflecting the Closing Net Book Value, provided, that no accounting adjustments in respect of the transactions contemplated by this Agreement shall be made except as may be provided in Schedule 2.12; provided further, that in the event of a conflict between GAAP and consistent application as contemplated in Schedule 1.1B, Schedule 1.1B shall prevail.

(b) During the 20 Business Days following the Stockholder Agent’s receipt of the Closing Balance Sheet, Acquiror shall use its commercially reasonable efforts to provide the Stockholder Agent with access to the working papers of Acquiror relating to the Closing Balance Sheet, and Acquiror shall cooperate with the Stockholder Agent to provide it with other information used in preparing the Closing Balance Sheet reasonably requested by the Stockholder Agent. The Closing Balance Sheet and Closing Net Book Value shall become final and binding on the 20th Business Day following delivery thereof, unless prior to the end of such period, the Stockholder Agent delivers to Acquiror written notice of its disagreement (a “Notice of Disagreement”) specifying the nature and amount of any disputed item. The Stockholder Agent shall be deemed to have agreed with all items and amounts in the Closing Balance Sheet not specifically referenced in the Notice of Disagreement, and such items and amounts shall not be subject to review.

(c) During the 20 Business Days following delivery of a Notice of Disagreement by the Stockholder Agent to Acquiror, the parties in good faith shall seek to resolve in writing any differences that they may have with respect to the matters specified therein. During such 20 Business Day period, the Stockholder Agent shall use its commercially reasonable efforts to provide Acquiror with access to the working papers of the Stockholder Agent relating to such Notice of Disagreement, and the Stockholder Agent and its agents shall cooperate with Acquiror to provide it with any other information used to prepare such Notice of Disagreement reasonably requested by Acquiror. Any disputed items resolved in writing between the Stockholder Agent and Acquiror within such 20 Business Day period shall be final and binding with respect to such items, and if the Stockholder Agent and Acquiror agree in writing on the amount of the Closing Net Book Value, the amount so determined shall be final and binding for all purposes hereunder. If the Stockholder Agent and Acquiror have not resolved all such differences by the end of such 20 Business Day period, the Stockholder Agent and Acquiror shall submit, in writing, to an independent public accounting firm or accountant mutually acceptable to Acquiror and the Stockholder Agent (the “Independent Accountant”) and in the absence of such agreement shall be BDO Seidman, their briefs detailing their views as to the correct nature and amount of each item remaining in dispute and the amount of the Closing Net Book Value, and the Independent Accountant shall make a written determination as to each such disputed item and the amount of the Closing Net Book Value, which determination shall be final and binding for all purposes hereunder. The Independent Accountant shall resolve only those items remaining in dispute between the parties in accordance with this Section 2.12 within the range of the difference between Acquiror’s position and the Stockholder Agent’s position with respect thereto. The determination of the Independent Accountant shall be made in accordance with this Section 2.12. The Stockholder Agent and Acquiror shall use their commercially reasonable efforts to cause the Independent Accountant to render a written decision resolving the matters submitted to it within 20 Business Days following the submission thereof. The costs of any such dispute resolution, including the fees and expenses of the Independent Accountant and of any enforcement of the determination thereof, shall be borne by the Stockholders (in the aggregate) and Acquiror in inverse proportion as they may prevail on the matters resolved by the Independent Accountant, which proportionate allocation shall be calculated on an aggregate basis based on the relative dollar values of the amounts in dispute and shall be determined by the Independent Accountant at the time the determination of such firm is rendered on the matters submitted. The fees and disbursements of the agents of each party incurred in connection with their preparation or review of the Closing Balance Sheet and preparation or review of any Notice of Disagreement, as applicable, shall be paid by such party.

(d) The Merger Consideration shall be adjusted, upwards or downwards, as follows (with amounts for Dissenting Shares to be held by Acquiror):

(i) if the Closing Net Book Value as determined pursuant to Section 2.12 is greater than the Estimated Net Book Value, the Merger Consideration shall be adjusted upwards in an amount equal to the difference between the Closing Net Book Value and the Estimated Net Book Value, and Acquiror shall pay the amount of such upwards adjustment to the Stockholders in cash, without interest, pro rata in accordance with the proportional ownership of outstanding Shares of the Stockholders immediately prior to the Effective Time; and

(ii) if the Estimated Net Book Value is greater than the Closing Net Book Value as finally determined pursuant to this Section 2.12, the Merger Consideration shall be adjusted downwards in an amount equal to the difference between the Estimated Net Book Value and the Closing Net Book Value. In such event, the Stockholders shall forfeit and Acquiror shall cancel a number of shares of Stock Consideration otherwise scheduled to vest on the first anniversary of the Closing Date with a value equal to the amount of the deficiency (rounded to the nearest whole share) determined based upon the Share Value. Forfeiture and cancellation of the Shares shall be pro rata in accordance with the Proportionate Share of each Stockholder.

Section 2.13 Withholding Rights. Acquiror or the Survivor are entitled to deduct and withhold from any consideration otherwise payable to any Person pursuant to this Agreement such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of applicable tax Law. To the extent that such amounts are so withheld or paid over to or deposited with the relevant Governmental Authority by Acquiror or the Survivor, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the applicable Person in respect to which such deduction and withholding was made.

Section 2.14 Stockholder Agent.

(a) Upon the approval of this Agreement by the requisite vote or written consent of the Stockholders, each Stockholder shall be deemed to have consented to the appointment of Jeanne A. Dietsch as such Stockholder’s representative and attorney-in-fact (the “Stockholder Agent”), with full power of substitution to act on behalf of the Stockholders to the extent and in the manner set forth in this Agreement. All decisions, actions, consents and instructions by the Stockholder Agent shall be binding upon all Stockholders, and no Stockholder shall have the right to object to, dissent from, protest or otherwise contest the same. Acquiror and Sub shall be entitled to rely on any decision, action, waiver, consent or instruction of the Stockholder Agent as being the decision, action, waiver, consent or instruction of the Stockholders, and Acquiror and Sub are hereby relieved from any liability to any Person for acts done by them in accordance with any such decision, act, waiver, consent or instruction. In the event of the death, incapacity, resignation or removal of the Stockholder Agent, a new Stockholder Agent shall be appointed by the vote or written consent of the surviving holders of a majority of Stock Consideration.

(b) The approval of this Agreement by the requisite vote or written consent of Stockholders shall be deemed to constitute approval of all arrangements relating to the transactions contemplated hereby and to the provisions hereof binding upon the Stockholders, including Sections 2.11, 2.12 and 8.2.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

OF THE COMPANY

Except as set forth in the corresponding sections or subsections of the Disclosure Letter delivered to Acquiror simultaneously with the execution and delivery of this Agreement (the “Disclosure Letter”) (each of which shall qualify the specifically identified Sections or subsections hereof to which such Disclosure Letter relates and shall qualify other Sections or subsections to the extent that it is clear and apparent from the reading of such disclosure without other investigation that such disclosure would also qualify such other Section or subsection), the Company hereby represents and warrants to Acquiror and Sub as follows:

Section 3.1 Organization and Qualification.

(a) The Company is (i) a corporation duly organized, validly existing and in good standing under the laws of Delaware and has full corporate power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted and (ii) duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except for any such failures to be so qualified or licensed and in good standing that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect. The Company has no, and has never had any, Subsidiary or equity interest in any other Person.

(b) The Company has furnished to Acquiror a complete and correct copy of the certificate of incorporation and bylaws or other organizational documents, each as amended to date, of the Company, and any predecessors thereof. Such certificates of incorporation and bylaws are in full force and effect. The Company is not is in violation of any of the provisions of its certificate of incorporation or bylaws. The transfer books and copies of all minutes of board and shareholder meetings from the minute books of the Company and its predecessor have been made available for inspection by Acquiror and are true and complete.

Section 3.2 Authority.

(a) The Company has full corporate power and authority to execute and deliver this Agreement and each of the Ancillary Agreements to which it will be a party and, subject to obtaining approval of Stockholders representing more than fifty-five percent of the outstanding Shares (“Company Stockholder Approval”), to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by the Company of this Agreement and each of the Ancillary Agreements to which the Company will be party and the consummation by the Company of the transactions contemplated hereby and thereby have been duly and validly authorized by the Board of Directors of the Company. Except for obtaining Company Stockholder Approval, no other corporate proceedings on the part of the Company are necessary to authorize the execution, delivery or performance of this Agreement or any Ancillary Agreement or to consummate the transactions contemplated hereby and thereby. This Agreement has been, and upon their execution each of the Ancillary Agreements to which the Company will be a party will have been, duly executed and delivered by the Company. This Agreement constitutes, and upon their execution each of the Ancillary Agreements to which the Company will be a party will constitute, the legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their respective terms.

(b) The Board of Directors of the Company has (i) determined that this Agreement and the Merger are fair to and in the best interests of the Company and its stockholders and (ii) resolved to recommend that the Company’s stockholders approve and adopt this Agreement and the Merger.

Section 3.3 No Conflict; Required Filings and Consents.

(a) The execution, delivery and performance by the Company of this Agreement and each of the Ancillary Agreements to which the Company will be a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not:

(i) conflict with or violate the certificate of incorporation or bylaws of the Company;

(ii) conflict with or violate any Law applicable to the Company or by which any property or asset of the Company is bound or affected; or

(iii) result in any breach of, constitute a default (or an event that, with notice or lapse of time or both, would become a default) under, require any consent of any Person pursuant to, give to others any right of termination, amendment, modification, acceleration or cancellation of, allow the imposition of any fees or penalties, require the offering or making of any payment or redemption, give rise to any increased, guaranteed, accelerated or additional rights or entitlements of any Person or otherwise adversely affect any rights of the Company under, or result in the creation of any Encumbrance on any property, asset or right of the Company pursuant to, any note, bond, mortgage, indenture, agreement, lease, license, permit, franchise, instrument, obligation or other Contract to which the Company is a party or by which the Company or any of their respective properties, assets or rights are bound or affected.

(b) The Company is not required to file, seek or obtain any notice, authorization, approval, order, permit or consent of or with any Governmental Authority in connection with the execution, delivery and performance by the Company of this Agreement and each of the Ancillary Agreements to which the Company will be a party or the consummation of the transactions contemplated hereby or thereby or to prevent the termination of any right, privilege, license or qualification of the Company, except for (i) the filing of the Certificate of Merger with the Secretary of State of Delaware and (ii) such filings as may be required by any applicable federal or state securities or “blue sky” laws.

(c) No “fair price,” “interested shareholder,” “business combination” or similar provision of any state takeover Law is, or at the Effective Time will be, applicable to the transactions contemplated by this Agreement or the Ancillary Agreements.

Section 3.4 Capitalization. The authorized capital stock of the Company consists of 1,500 shares of Company Common Stock, of which 1,030 shares of Company Common Stock, constituting all of the Shares (other than the Loan Conversion Shares to be issued prior to Closing), are issued and outstanding on the date hereof, with the holders thereof and their respective addresses set forth in Section 3.4 of the Disclosure Letter. Except for the Shares (and the Loan Conversion Shares), the Company has not issued or agreed to issue any: (a) share of capital stock or other equity or ownership interest; (b) option, warrant or interest convertible into or exchangeable or exercisable for the purchase of shares of capital stock or other equity or ownership interests; (c) stock appreciation right, phantom stock, interest in the ownership or earnings of the Company or other equity equivalent -based award or right; or (d) bond, debenture or other indebtedness having the right to vote or convertible or exchangeable for securities having the right to vote. The Company has never had any stock option, restricted stock or other equity incentive plan. Each outstanding share of capital stock of the Company is duly authorized, validly issued, fully paid and nonassessable. All of the aforesaid shares have been offered, sold and delivered by the Company in compliance with all applicable securities laws. Except as set forth in Section 3.4 of the Disclosure Letter and rights granted to Acquiror and Sub under this Agreement, there are no outstanding obligations of the Company to issue, sell or transfer or repurchase, redeem or otherwise acquire, or that relate to the holding, voting or disposition of, or that restrict the transfer of, the issued or unissued capital stock or other equity or ownership interests of the Company. No shares of capital stock or other equity or ownership interests of the Company have been issued in violation of any rights, agreements, arrangements or commitments under any provision of applicable Law, the certificate of incorporation or bylaws or equivalent organizational documents of the Company or any Contract to which the Company is a party or by which the Company is bound.

Section 3.5 Equity Interests. The Company does not directly or indirectly own any equity, partnership, membership or similar interest in, or any interest convertible into, exercisable for the purchase of or exchangeable for any such equity, partnership, membership or similar interest. The Company is not under any current or prospective obligation to form or participate in, provide funds to, make any loan to or capital contribution or other investment in, or assume any liability or obligation of, any Person.

Section 3.6 Financial Statements; No Undisclosed Liabilities.

(a) True and complete copies of the unaudited balance sheet of the Company as at December 31, 2009 (reviewed by Read & Associates) and the related unaudited statements of income, retained earnings, stockholders’ equity and changes in financial position of the Company, together with all related notes thereto (collectively referred to as the “Financial Statements”) and the unaudited balance sheet of the Company as at April 30, 2010, and the related statements of income, retained earnings, stockholders’ equity and changes in financial position of the Company (collectively referred to as the “Interim Financial Statements”), are attached hereto as Section 3.6(a) of the Disclosure Letter. Each of the Financial Statements and the Interim Financial Statements (i) are correct and complete in all material respects and have been prepared in accordance with the books and records of the Company; (ii) have been prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto); and (iii) fairly present, in all material respects, the financial position, results of operations and cash flows of the Company as at the respective dates thereof and for the respective periods indicated therein, except as otherwise noted therein and subject, in the case of the Interim Financial Statements, to normal and recurring year-end adjustments that will not, individually or in the aggregate, be material. The books of account and financial records of the Company are true and correct and have been prepared and are maintained in accordance with sound accounting practice. The Company has maintained a system of internal control processes providing it reasonable assurance of the fair presentation of its financial statements and designed to detect fraud.

(b) Except as and to the extent adequately accrued or reserved against in the balance sheet of the Company as at April 30, 2010 (such balance sheet, together with all related notes thereto, the “Balance Sheet”), the Company has no liability or obligation of any nature, whether accrued, absolute, contingent or otherwise, whether known or unknown and whether or not required by GAAP to be reflected in a balance sheet of the Company or disclosed in the notes thereto, except for liabilities and obligations, incurred in the ordinary course of business consistent with past practice since the date of the Balance Sheet, that are not, individually or in the aggregate, material to the Company.

Section 3.7 Absence of Certain Changes or Events. Since the date of the Balance Sheet: (a) the Company has conducted its business only in the ordinary course consistent with past practice; (b) there has not been any change, event or development or prospective change, event or development that, individually or in the aggregate, has had or is reasonably likely to have a Company Material Adverse Effect; (c) the Company has not suffered any loss, damage, destruction or other casualty affecting any of its material properties or assets, whether or not covered by insurance; and (d) the Company has not taken any action that, if taken after the date of this Agreement, would constitute a breach of any of the covenants set forth in Section 6.1.

Section 3.8 Compliance with Law; Permits.

(a) The Company is and has been in compliance in all material respects with all Laws applicable to it. Neither the Company nor, to its Knowledge, any of its executive officers has received during the past five years, nor, to the Knowledge of the Company, is there any basis for, any notice, order, complaint or other communication from any Governmental Authority or any other Person that the Company is not in compliance in any material respect with any Law applicable to it.

(b) The Company is in possession of all permits, licenses, franchises, approvals, certificates, consents, waivers, concessions, exemptions, orders, registrations, notices or other authorizations of any Governmental Authority necessary for it to own, lease and operate its properties and to carry on its business in all material respects as currently conducted (the “Permits”). The Company is and has been in compliance in all material respects with all such Permits. No suspension, cancellation, modification, revocation or nonrenewal of any Permit is pending or, to the Knowledge of the Company, threatened. The Survivor will continue to have the use and benefit of all Permits following consummation of the transactions contemplated hereby. No Permit is held in the name of any employee, officer, director, stockholder, agent or otherwise on behalf of the Company.

(c) All of the products of the Company are properly classified as set forth in Section 3.8(c) of the Disclosure Letter and subject to export controls (if any) applicable to such designation. The Company has been, and currently is, in compliance with all such applicable Law relating to the export of the Company’s products.

(d) Without limiting the foregoing, (i) the Company is and has been in compliance in all material respects with, and not in violation of, or liable under, any applicable Occupational Safety and Health Laws and (ii) no reason exists why the Company would not be capable of operating its business in compliance with applicable Occupational Safety and Health Laws without undue expense or burden after the Closing Date. The Company has not received any written notice or other communication from any Government Authority or any other Person regarding (x) any failure to comply in any material respect with any applicable Occupational Safety and Health Law or (y) any obligation to undertake or bear any material cost of any Occupational Safety and Health Liabilities, including any Occupational Safety and Health Liabilities with respect to any Leased Real Property at, to or from which Hazardous Substances have been generated, manufactured, refined, transferred, used or processed, transported, treated, stored, handled, transferred, disposed of, recycled or received by the Company, and, there are no facts or circumstances that can be reasonably expected to form the basis of (x) or (y).

(e) The Company is, and has been, in compliance with all applicable GSA foreign acquisition requirements that items offered for sale to Governmental Authorities are U.S.- or designated country end products (including as permitted under Federal Acquisition Regulation part 25).

Section 3.9 Litigation. There is no Action pending or, to the Knowledge of the Company, threatened against the Company, or any material property or asset of the Company, nor, to the Knowledge of the Company, is there any basis for any such Action. There is no Action pending or, to the Knowledge of the Company, threatened seeking to prevent, hinder, modify, delay or challenge the transactions contemplated by this Agreement or the Ancillary Agreements. There is no outstanding order, writ, judgment, injunction, decree, determination or award of, or pending or, to the Knowledge of the Company, threatened investigation by, any Governmental Authority relating to the Company, any of its respective properties or assets or the transactions contemplated by this Agreement or the Ancillary Agreements. There is no Action by the Company pending, or which the Company has commenced preparations to initiate, against any other Person.

Section 3.10 Employee Benefit Plans.

(a) Section 3.10(a) of the Disclosure Letter sets forth a true and complete list of:

(i) all employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)) and all bonus, stock option, stock purchase, restricted stock, incentive, deferred compensation, retiree medical or life insurance, supplemental retirement, severance or other benefit plans, programs or arrangements, and all employment, termination, severance or other contracts or agreements to which the Company is a party, with respect to which the Company has or could have any obligation or which are maintained, contributed to or sponsored by the Company for the benefit of any current or former employee, officer or director of the Company;

(ii) each employee benefit plan for which the Company could incur liability under Section 4069 of ERISA in the event such plan has been or were to be terminated;

(iii) any plan in respect of which the Company could incur liability under Section 4212(c) of ERISA; and

(iv) any other Contracts between the Company and any employee, officer or director of the Company, including any Contracts relating in any way to a sale of the Company (collectively, the “Plans”).

(b) Each Plan referred to in Section 3.10(a) is in writing. The Company has furnished to Acquiror a true and complete copy of each such Plan and has delivered to Acquiror a true and complete copy of each material document, if any, prepared in connection with each such Plan, including (i) a copy of each trust or other funding arrangement, (ii) each summary plan description and summary of material modifications, (iii) the two most recently filed Internal Revenue Service (“IRS”) Forms 5500, (iv) the most recently received IRS determination letter for each such Plan and (v) to the extent required by Law or the Plan, the most recently prepared actuarial report and financial statement in connection with each such Plan. The Company has no obligation (A) to create, incur liability with respect to or cause to exist any other employee benefit plan, program or arrangement, (B) to enter into any Contract to provide compensation or benefits to any individual or (C) to modify, change or terminate any Plan, other than with respect to a modification, change or termination required by ERISA or the Internal Revenue Code of 1986, as amended (the “Code”) or other applicable Law.

(c) No Plan is a multiemployer plan within the meaning of Section 3(37) or 4001(a)(3) of ERISA (a “Multiemployer Plan”) or a single employer pension plan within the meaning of Section 4001(a)(15) of ERISA or under Section 4063 or 4064 of ERISA (a “Multiple Employer Plan”). Except as set forth on Section 3.10(c) of the Disclosure Letter, none of such Plans: (i) provides for the payment of separation, severance, termination or similar-type benefits to any person; (ii) obligates the Company to pay separation, severance, termination or similar-type benefits solely or partially as a result of the transactions contemplated by this Agreement or the Ancillary Agreements; or (iii) obligates the Company to make any payment or provide any benefit as a result of the transactions contemplated by this Agreement or the Ancillary Agreements. None of such Plans provides for or promises retiree medical, disability or life insurance benefits to any current or former employee, officer or director of the Company. Each of the Plans is subject only to the Laws of the United States or a political subdivision thereof.

(d) Each Plan is now and always has been operated in all respects in accordance with its terms and the requirements of all applicable Laws, including ERISA and the Code. The Company has performed all obligations required to be performed by it and is not in any material respect in default under or in violation under any Plan. No Action is pending or, to the Knowledge of the Company, threatened with respect to any Plan, other than claims for benefits in the ordinary course, and no fact or event exists that could reasonably be expected to give rise to any such Action.

(e) Each Plan that is intended to be qualified under Section 401(a) of the Code or Section 401(k) of the Code has received a favorable determination letter from the IRS covering all of the provisions applicable to the Plan for which determination letters are currently available that the Plan is so qualified. Each trust established in connection with any Plan which is intended to be exempt from federal income taxation under Section 501(a) of the Code has received a determination letter from the IRS that it is so exempt. No fact or event has occurred since the date of such determination letter or letters from the IRS that could reasonably be expected to adversely affect the qualified status of any such Plan or the exempt status of any such trust.

(f) There has not been any prohibited transaction, within the meaning of Section 406 of ERISA or Section 4975 of the Code, with respect to any Plan. The Company has no liability under, arising out of or by operation of Title IV of ERISA, other than liability for premiums to the Pension Benefit Guaranty Corporation arising in the ordinary course, including any liability in connection with (i) the termination or reorganization of any employee benefit plan subject to Title IV of ERISA or (ii) the withdrawal from any Multiemployer Plan or Multiple Employer Plan, and no fact or event exists that could give rise to any such liability.

(g) All contributions, premiums or payments required to be made with respect to any Plan have been made on or before their due dates. All such contributions have been fully deducted for income tax purposes. No such deduction has been challenged or disallowed by any Governmental Authority and, to the Knowledge of the Company, no fact or event exists that would give rise to any such challenge or disallowance. As of the Closing Date, no Plan that is subject to Title IV of ERISA will have an “unfunded benefit liability” within the meaning of Section 4001(a)(18) of ERISA.

(h) There are no suits, actions, disputes, claims (other than routine claims for benefits), arbitrations, administrative or other proceedings pending or, to the Knowledge of the Company, threatened, anticipated or expected to be asserted with respect to any Plan or any related trust or other funding medium thereunder or with respect to the

Company or any ERISA Affiliate as the sponsor or fiduciary thereof or with respect to any other fiduciary thereof.

(i) No Plan or any related trust or other funding medium thereunder or any fiduciary thereof is, to the Knowledge of the Company, the subject of an audit, investigation or examination by any Governmental Authority.

(j) No “reportable event,” as such term is used in Section 4043 of ERISA, “accumulated funding deficiency,” as such term is used in Section 412 or 4971 of the Code or Section 302 of ERISA or application for or receipt of a waiver from the IRS of any minimum funding requirement under Section 412 of the Code has occurred with respect to any Plan.

(k) The Company and its ERISA Affiliates do not maintain any Plan which is a “group health plan,” as such term is defined in Section 5000(b)(1) of the Code, that has not been administered and operated in all respects in compliance with the applicable requirements of Section 601 of ERISA, Section 4980B(b) of the Code and the applicable provisions of the Health Insurance Portability and Accountability Act of 1986. The Company is not subject to any liability in excess of $5,000, including additional contributions, fines, penalties or loss of tax deduction as a result of such administration and operation.

(l) COBRA; Welfare Plan Funding. The Company is and has been in compliance in all material respects with the applicable requirements of Section 4980B of the Code and any similar state law. The obligations of all Plans that provide health, welfare or similar insurance are fully insured by bona fide third-party insurers to the extent required.

Section 3.11 Labor and Employment Matters.

(a) The Company is not and has never been a party to any labor or collective bargaining Contract that pertains to employees of the Company. There are no organizing activities or collective bargaining arrangements that could affect the Company pending or under discussion with any labor organization or group of employees of the Company. There is, and during the past five years there has been, no labor dispute, strike, controversy, slowdown, work stoppage or lockout pending or, to the Knowledge of the Company, threatened against or affecting the Company, nor is there any basis for any of the foregoing. There are no pending or, to the Knowledge of the Company, threatened union grievances or union representation questions involving employees of the Company.

(b) The Company has not engaged nor is engaging in any unfair labor practice, and the Company is and has been in compliance with all applicable Law applicable to the employment of minors. No unfair labor practice or labor charge or complaint is pending or, to the Knowledge of the Company, threatened with respect to the Company before the National Labor Relations Board, the Equal Employment Opportunity Commission or any other Governmental Authority.

(c) The Company has withheld and paid to the appropriate Governmental Authority or holds for payment not yet due to such Governmental Authority all amounts required to be withheld from employees of the Company and is not liable for any arrears of wages, taxes, penalties or other sums for failure to comply with any applicable Laws relating to the employment of labor. The Company has paid in full to all its employees or adequately accrued in accordance with GAAP for all wages, salaries, commissions, bonuses, benefits and other compensation due to or on behalf of such employees.

(d) The Company is not a party to, or otherwise bound by, any consent decree with, or citation by, any Governmental Authority relating to employees or employment practices. Neither the Company nor any of its executive officers has received within the past five years any notice of intent by any Governmental Authority to conduct an investigation relating to the Company and, to the Knowledge of the Company, no such investigation is in progress. To the Knowledge of the Company, no current employee or officer of the Company intends, or is expected, to terminate his employment relationship with such entity following the consummation of the transactions contemplated hereby.

(e) All employees working in the United States hired by the Company are authorized for employment by the Company in the United States in accordance with the Immigration and Naturalization Act, as amended, and the regulations promulgated thereunder. No allegations of immigration-related unfair employment practices have been made with the Equal Employment Opportunity Commission or the Special Counsel for Immigration-Related Unfair Employment Practices. The Company has completed and retained in accordance with the Immigration and Naturalization Service regulations a Form I-9 for all employees. No employee currently employed by the Company is authorized for employment in the United States pursuant to a nonimmigrant visa that authorizes the employee to be employed by the Company.

Section 3.12 Accounts Receivable; Accounts Payable. All accounts receivable reflected on the Balance Sheet or to be reflected on the Closing Balance Sheet (in each case, subject to any reserves set forth thereon) represent or will represent bona fide and valid obligations arising from sales actually made or services actually performed in the ordinary course of business. Unless paid prior to the Closing, as of the Closing Date, all accounts receivable will be current and collectible net of the respective reserves shown on the Balance Sheet or to be shown on the Closing Balance Sheet (which reserves (i) are adequate and calculated consistent with past practice, (ii) in the case of reserves on the Closing Balance Sheet, will not represent a greater percentage of accounts receivable as of the Closing than the reserve reflected on the Balance Sheet represented of the accounts receivable reflected therein and (iii) will not represent a change in the composition of such accounts receivable in terms of aging). Subject to such reserves, each account receivable either has been or will be collected in full, without any set-off, within 90 days after the day on which it first becomes due and payable. There is no contest, claim or right of set-off, other than returns in the ordinary course of business, under any Contract with any obligor of any accounts receivable related to the amount or validity of such accounts receivable, and no bankruptcy, insolvency or similar proceedings have been commenced by or against any such obligor. All accounts payable and notes payable by the Company have arisen in the ordinary course of business and no such account payable or note payable is delinquent more than 90 days in its payment.

Section 3.13 Inventories. The inventories of the Company, whether reflected on the Balance Sheet or subsequently acquired, are generally of a quality and quantity usable and/or salable at customary gross margins in the ordinary course of business. The inventories of the Company are reflected on the Balance Sheet and in the books and records of the Company in accordance with GAAP applied on a basis consistent with past practice. The inventory is adequate for the conduct of the business of the Company and inventory levels are not in excess of normal operating requirements of the Company.

Section 3.14 Customers and Suppliers. (a) Section 3.14(a) of the Disclosure Letter sets forth a true and complete list of (i) the names and addresses of all customers and licensees of the Company who represented the Company’s top ten customers in terms of revenue during the 12 months ended April 30, 2010, (ii) the amount for which each such customer was invoiced during such period and (iii) the percentage of the total sales of the Company represented by sales to each such customer during such period. The Company has not received any notice nor has any reason to believe that any of such customers (A) has ceased or substantially reduced, or will cease or substantially reduce, use of products or services of the Company or (B) has sought, or is seeking, to reduce the price it will pay for the services of the Company. None of such customers has otherwise threatened to take any action described in the preceding sentence as a result of the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements.

(b) Section 3.14(a) of the Disclosure Letter sets forth a true and complete list of (i) all suppliers of the Company from which the Company ordered products or services with an aggregate purchase price for each such supplier of $40,000 or more or that are otherwise material to the operation of the Company’s business during the 12 months ended April 30, 2010 and (ii) the amount for which each such supplier invoiced the Company during such period. The Company has not received any notice nor does it have any reason to believe that there has been any material adverse change in the price of such supplies or services provided by any such supplier, or that any such supplier will not sell supplies or services to the Survivor after the Closing Date on terms and conditions substantially the same as those used in its current sales to the Company, subject to general and customary price increases. No such supplier has otherwise threatened to take any action described in the preceding sentence as a result of the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements.

Section 3.15 Bank Accounts; Powers of Attorney. Section 3.15 of the Disclosure Letter sets forth a true and complete list of (a) all bank accounts or safe deposit boxes under the control or for the benefit of the Company, (b) the names of all persons authorized to draw on or have access to such accounts and safe deposit boxes and (c) all outstanding powers of attorney or similar authorizations granted by the Company, copies of which have been furnished to Acquiror.

Section 3.16 Warranties. The Company has delivered to Acquiror true and correct copies of all written warranties currently in effect covering the products and services of the Company. Except as set forth in Section 3.16 of the Disclosure Letter, during the past three years, the aggregate return and warranty expenses experienced in any one year by the Company did not exceed $5,000.

Section 3.17 Product Liability. There is no basis for any product liability, warranty, material backcharge, material additional work, field repair or other claims which could reasonably be expected to exceed $25,000 in the aggregate by any third party arising from (a) services rendered by the Company during the period through and including the Closing Date, (b) for all products sold, distributed or installed prior to the Closing, the sale, distribution, installation or use of products by the Company, or the manufacture of products by the Company whether delivered (following a pre-Closing sale) to a customer before or after the Closing Date (except with respect to any liability or obligation arising out of any action by Acquiror after the Closing Date) or (c) the operation of the Company’s business during the period through and including the Closing Date.

Section 3.18 Employees.

(a) Section 3.18 of the Disclosure Letter lists the name, place of employment, current annual salary rates, bonuses, deferred or contingent compensation, pension, accrued vacation, “golden parachute” and other like benefits paid or payable in the past three years, the date of employment and a description of the position and job function of each current salaried or hourly employee, officer, director, consultant or agent of the Company.

(b) All directors, officers, and employees of the Company are under written obligation to the Company to maintain in confidence all confidential or proprietary information acquired by them in the course of their employment and to assign to the Company all inventions made by them within the scope of their employment during such employment and for a reasonable period thereafter.

Section 3.19 Certain Payments. Neither the Company nor, to the Knowledge of the Company, any of its directors, executives, representatives, agents or employees (a) has used or is using any corporate funds for any illegal contributions, gifts, entertainment or other unlawful expenses relating to political activity, (b) has used or is using any corporate funds for any direct or indirect unlawful payments to any foreign or domestic governmental officials or employees, (c) has violated or is violating any provision of the Foreign Corrupt Practices Act of 1977, (d) has established or maintained, or is maintaining, any unlawful fund of corporate monies or other properties or (e) has made any bribe, unlawful rebate, influence payment, kickback or other unlawful payment of any nature.

Section 3.20 Title to, Sufficiency and Condition of Assets.

(a) The Company has good and valid title to or a valid leasehold interest in all of its assets, including all assets reflected on the Balance Sheet or acquired in the ordinary course of business since the date of the Balance Sheet, except those sold or otherwise disposed of for fair value since the date of the Balance Sheet in the ordinary course of business consistent with past practice. The assets owned or leased by, or licensed to, the Company constitute all of the assets necessary for the Company to carry on its business as currently conducted. Except as set forth on Section 3.20 of the Disclosure Letter, none of the assets owned or leased by the Company is subject to any Encumbrance, other than (i) liens for current taxes and assessments not yet past due, (ii) mechanics’, workmen’s, repairmen’s, warehousemen’s and carriers’ liens arising in the ordinary course of business of the Company consistent with past practice and (iii) any such matters of record, Encumbrances and other imperfections of title that do not, individually or in the aggregate, materially impair the continued ownership, use and operation of the assets to which they relate in the business of the Company as currently conducted (collectively, “Permitted Encumbrances”).

(b) All tangible assets owned or leased by the Company have been maintained in all material respects in accordance with generally accepted industry practice, are in all material respects in good operating condition and repair, ordinary wear and tear excepted, and are adequate for the uses to which they are being put.

Section 3.21 Real Property.

(a) The Company does not, and has never, owned any Real Property. Section 3.21 of the Disclosure Letter sets forth a true and complete list of all Leased Real Property. The Company has good and marketable leasehold title to all Leased Real Property, in each case, free and clear of all Encumbrances except Permitted Encumbrances. To the Knowledge of the Company, no parcel of Leased Real Property is subject to any governmental decree or order to be sold or is being condemned, expropriated or otherwise taken by any public authority with or without payment of compensation therefor, nor, to the Knowledge of the Company, has any such condemnation, expropriation or taking been proposed. All leases of Leased Real Property and all amendments and modifications thereto are in full force and effect, and there exists no default under any such lease by the Company or, to the Knowledge of the Company, any other party thereto, nor any event which, with notice or lapse of time or both, would constitute a default thereunder by the Company or, to the Knowledge of the Company, any other party thereto. All leases of Leased Real Property will remain valid and binding in accordance with their terms following the Closing.

(b) There are no contractual or legal restrictions that preclude or restrict the ability to use any Leased Real Property by the Company for its current or currently contemplated use. There are no material latent defects or material adverse physical conditions affecting the Leased Real Property. All structures and other buildings on Leased Real Property are adequately maintained and are in good operating condition and repair for the requirements of the business of the Company as currently conducted.

Section 3.22 Intellectual Property.

(a) Section 3.22 of the Disclosure Letter sets forth a true and complete list of all patents, Copyrights (including all registered Copyrights and all material unregistered Copyrights, and applications therefor), registered and material unregistered Marks, and Domain Name Registrations, including any pending applications for any of the foregoing, owned (in whole or in part) by or exclusively licensed to the Company, identifying for each whether it is owned by or exclusively licensed to the Company.

(b) No registered Mark identified on Section 3.22(a) of the Disclosure Letter as being owned by the Company is now, or has been as of the date of this Agreement, involved in any opposition or cancellation proceeding and, to the Knowledge of the Company, no such proceeding is or has been threatened with respect to any of such Marks. No Patent identified on Section 3.22(a) of the Disclosure Letter as being owned by the Company is now, or has been as of the date of this Agreement, involved in any interference, reissue or reexamination proceeding and, to the Knowledge of the Company, no such proceeding is or has been threatened with respect thereto any of such Patents.

(c) The Company exclusively owns, free and clear of any and all Encumbrances (other than Permitted Encumbrances which have been disclosed by the Company to Acquiror in the Disclosure Letter), all Intellectual Property identified on Section 3.22(a) of the Disclosure Letter as being owned by the Company and all other Intellectual Property used by the Company in the Company’s business other than Intellectual Property that is licensed to the Company by a third party licensor pursuant to a written license agreement that remains in effect. Except as set forth on Section 3.22 of the Disclosure Letter, the Company has not jointly developed with any other Person any Intellectual Property that is either used in or necessary for the operation of the business of the Company (other than employees, consultants, or contractors of the Company who have assigned any resulting Intellectual Property rights to the Company pursuant to a written agreement or, with respect to employees, where such Intellectual Property rights vested with the Company by operation of law) and no other Person has an ownership interest in any of the Company’s Intellectual Property. The Company has not received any written notice or claim, or to the Company’s Knowledge, oral claim, challenging the Company’s ownership of any of the Intellectual Property owned (in whole or in part) by the Company, nor to the Knowledge of the Company is there a reasonable basis for any claim that the Company does not so own any of such Intellectual Property.

(d) The Company has taken reasonable steps in accordance with relevant industry practices to protect its rights in the Intellectual Property disclosed in Section 3.22 of the Disclosure Letter and at all times has maintained the confidentiality of all information that constitutes or constituted a Trade Secret of the Company (unless there was a valid business reason to publish or distribute or otherwise make such information available, such as making proprietary source code available to the public under one or more open source license arrangements, in each case as set forth in Section 3.22(d) of the Company Disclosure Letter) All current and former employees, consultants and contractors of the Company have executed and delivered proprietary information, confidentiality and assignment agreements substantially in the Company’s standard forms.

(e) All registered Marks, issued Patents and registered Copyrights identified on Section 3.22 of the Disclosure Letter (“Company Registered IP”) are valid and subsisting and, to the Knowledge of the Company, enforceable. The Company has not received any written, or to the Company’s Knowledge oral, notice or claim challenging the validity or enforceability of any Company Registered IP or alleging any misuse of such Company Registered IP. The Company has not failed to pay any filing, examination, issuance, post registration and maintenance fees, annuities and the like, and to the Knowledge of the Company, the Company has not taken any other action or failed to take any action that could reasonably be expected to result in the abandonment, cancellation, forfeiture, relinquishment, invalidation or unenforceability of any of the Company Registered IP (including the failure to disclose any known material prior art in connection with the prosecution of patent applications).

(f) The development, manufacture, sale, distribution or other commercial exploitation of products, and the provision of any services, by or on behalf of the Company, and all of the other activities or operations of the Company, have not infringed upon, misappropriated, violated, diluted or constituted the unauthorized use of, any Intellectual Property of any third party. The Company has not received any notice or claim asserting or suggesting that any such infringement, misappropriation, violation, dilution or unauthorized use is or may be occurring or has or may have occurred, nor to the Knowledge of the Company, is there a reasonable basis therefor. No Intellectual Property owned by or licensed to the Company is subject to any outstanding order, judgment, decree or stipulation restricting the use or licensing thereof by the Company. Except as disclosed on Section 3.22(f) of the Disclosure Letter regarding products using open source software, no Intellectual Property owned by or licensed to the Company is subject to any agreement restricting the use or licensing thereof by the Company. To the Knowledge of the Company, no third party is misappropriating, infringing, diluting or violating any Intellectual Property owned by or exclusively licensed to the Company.

(g) Section 3.22(g)(i) of the Disclosure Letter sets forth a complete and accurate list of all in-bound or out-bound licenses, sublicenses and other agreements or permissions related to Intellectual Property under which the Company is a licensor or licensee or is otherwise a party, except for non-exclusive “shrink wrap” or “clickwrap” licenses for commercially available “off-the-shelf” software or similar end-user license or other standard form agreement in the form set forth in Section 3.22(x) of the Disclosure Letter. The Company has not transferred ownership of, or granted any exclusive license with respect to, any material Intellectual Property. With respect to the Company-owned Intellectual Property, the Company has not granted (i) any Person the right to bring infringement actions with respect to, or otherwise to enforce rights with respect to, any charge of infringement of any such Intellectual Property, or (ii) any Person the right to control the prosecution of any such Intellectual Property. There are no existing agreements, options, commitments, or rights with, of or to any third party to acquire or obtain any rights to any of the Company-owned Intellectual Property. Upon the consummation of the Closing, Acquiror shall succeed to all of the contractual rights to Intellectual Property which Company currently has, and all of such rights shall be exercisable by Acquiror to the same extent as by the Company prior to the Closing. To the Knowledge of the Company, no licensor of any material Intellectual Property licensed to and used by the Company has threatened to terminate the Company’s license agreement to such Intellectual Property. After the Effective Time no royalties, license fees or other payment obligations will be owed to any Person in connection with the marketing, sale, use or other exploitation of any of the Company’s products (or products being developed by or on behalf of the Company).

(h) Except as set forth in Section 3.22(h) of the Disclosure Letter, and except for non-customized software applications that are used in the Company’s internal business operations and that are generally commercially available on standard terms or generally available at no cost, the material software used by the Company in connection with the business was either (1) developed by employees of the Company within the scope of their employment as their original work product; (2) developed by independent contractors who have expressly assigned their rights to the Company pursuant to written agreements; or (3) otherwise acquired by the Company from a third party pursuant to a written agreement in which the ownership rights therein were expressly assigned to the Company ((1), (2), and (3), collectively, the “Company Software”). Except as set forth in Section 3.22(h) of the Disclosure Letter, none of the Company Software incorporates any software, other technology or Intellectual Property of any university or academic institution.

(i) Except as set forth in Section 3.22(i) of the Disclosure Letter, none of the Company’s Software, in whole or in part, incorporates, links with or is distributed with any “open source”, “freeware”, “shareware” or other freely available public software (collectively, “Open Source Software”), including any software that is licensed under the Artistic License, the Mozilla Public License, the GPL or LGPL, that requires the distribution of source code in connection with the distribution of Open Source Software or that prohibits the Company from charging a fee or otherwise limits the Company’s freedom of action with regard to seeking compensation in connection with sublicensing or distributing such Open Source Software (whether in source code or object code form) (“Open Source License”). The Company has complied in all material respects with the terms of the license agreements applicable to any Open Source Software that the Company has used in the business. None of the Company’s products has been or is required to be distributed in source code form, is subject to restrictions on charging a fee in connection with its distribution or has been or is required to be licensed under the license terms governing the use of Open Source Software, as a result of intermingling, integration, linking or use by the Company of proprietary code contained in the products with any Open Source Software and/or the distribution thereof.

(j) The Company Software is free of any disabling codes or instructions (a “Disabling Code”), and any virus or other intentionally created, undocumented contaminant (a “Contaminant”) that may, or may be used to, access, modify, delete, damage or disable any Company Software or systems or that may result in material damage thereto. To the Company’s Knowledge, the Software licensed by the Company from third parties is free of any material Disabling Codes or Contaminants that may, or may be used to, access, modify, delete, damage or disable any of the Company Software or related systems or that might result in material damage thereto. The Company has taken reasonable steps to safeguard their systems and restrict unauthorized access thereto and to the Company’s Knowledge no such unauthorized access has occurred.

(k) The Company has not contributed or licensed, or agreed to contribute or license, any Company Software or Intellectual Property to or through, nor is a member of, any standards body, standard setting organization, industry consortium, licensing pool, governmental entity, or other industry group or consortium (each, a “Standards Body”). No funding or facilities of any Governmental Authority, or funding or facilities of a university, college, other educational or academic institution or research center, was used in the development of the Company Software or Intellectual Property developed and/or owned by the Company (“Company Intellectual Property”). To the Knowledge of the Company, no current or former employee, consultant or independent contractor of the Company, who was involved in, or who contributed to, the creation or development of any Company Software or Company Intellectual Property, was performing development services or otherwise was engaged in the creation of any Intellectual Property for any Governmental Authority, a university, college, or other educational institution, or a research center, during a period of time during which such employee, consultant or independent contractor was also performing services for the Company.

Section 3.23 Taxes.

(a) The Company has accurately prepared and timely filed all Tax Returns it is required to have filed, taking timely requested extensions into account, and provided all information required to be provided by it in connection with filing such Tax Returns. Such Tax Returns are accurate, complete and correct. Such Tax Returns do not contain a disclosure statement under Section 6662 of the Code (or any predecessor provision or comparable provision of state, local or foreign law).

(b) The Company has timely paid or will cause to be timely paid all Taxes that have become due or payable or that will become due or payable prior to the Closing Date. The Company has adequately reserved in the Most Recent Balance Sheet for all Taxes (whether or not shown on any Tax Return) that have accrued but are not yet due or payable as of the balance sheet date.

(c) The Company has not received any written claim from any taxing authority in any jurisdiction where the Company does not file Tax Returns that it is or may be subject to Tax by that jurisdiction and has no Knowledge of such claim. No extensions or waivers of statutes of limitations with respect to the Tax Returns have been given by or requested from the Company. No power of attorney has been granted by the Company with respect to any matter relating to Taxes. The Company has not received any written claim for assessment or collection of Taxes and there has not been nor is there presently any pending audit examination, refund claim, litigation, proceeding, proposed adjustment or matter in controversy with respect to any Taxes of or with respect to the Company, and the Company has no Knowledge that any such action or proceeding is being contemplated.

(d) All deficiencies asserted or assessments made against the Company as a result of any examinations by any taxing authority have been fully paid.

(e) There are no liens for Taxes (other than for current Taxes not yet due and payable) upon the assets of the Company.

(f) The Company is not a party to or bound by (i) any tax indemnity, tax sharing or tax allocation agreement or (ii) any closing agreement, offer in compromise or other agreement with any taxing authority.

(g) The Company has never been a member of an affiliated group of corporations, within the meaning of Section 1504 of the Code (or any predecessor provision or comparable provision of state, local or foreign law), or a member of a combined, consolidated or unitary group for state, local or foreign Tax purposes. The Company has no liability for Taxes of any Person (other than the Company) under Treasury Regulations Section 1.1502-6 (or any corresponding provision of state, local or foreign income Tax law), as transferee or successor, by contract, or otherwise.

(h) The Company has not engaged in a transaction that constitutes a “reportable transaction”, as defined in Treasury Regulation Section 1.6011-4(b)(1).

(i) The Company has not agreed to make, nor is it required to make (other than by reason of the transactions contemplated herein), any adjustment for any full or partial Tax period after the Closing under Section 481 of the Code or any comparable provision of state or foreign tax laws by reason of a change in accounting method. The Company has not taken any action that could defer a liability for Taxes of the Company from any taxable period ending on or before the Closing Date to any taxable period ending after such date.

(j) The Company is not a party to any agreement, contract, arrangement or plan that has resulted or would result, separately or in the aggregate, in connection with this Agreement or any change of control of the Company, in the payment of any “excess parachute payments” within the meaning of Section 280G of the Code.

(k) The Company will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) change in method of accounting, other than by reason of the transactions contemplated herein, for a taxable period ending on or prior to the Closing Date (including pursuant to Section 481(a) of the Code or any similar provision of Law), (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law) executed on or prior to the Closing Date, (iii) installment sale or open transaction disposition made on or prior to the Closing Date, (iv) prepaid amount received on or prior to the Closing Date, or (v) Section 108(i) of the Code. There is no taxable income of the Company that is required under applicable Tax law to be reported by the Company for a taxable period beginning after the Closing Date which taxable income was realized (and reflects economic income arising) prior to the Closing Date or relates to a transaction that occurred prior to the Closing Date.

(l) The Company is not subject to Tax, is not engaged in business, and does not have a permanent establishment in any jurisdiction outside of the United States.

(m) The Company is not a party to any joint venture, partnership, or other arrangement or contract which could be treated as a partnership for federal income tax purposes.

(n) The provisions for Taxes currently payable on the Balance Sheet are at least equal, as of the date thereof, to all unpaid Taxes of the Company as of the Balance Sheet whether or not disputed. The Company has and will have no accrued liability for Taxes in respect of taxable periods or portions thereof following the date of the Balance Sheet and ending on or before the Closing Date other than Taxes incurred in the Ordinary Course of Business.

(o) The Company is not and has not at any time been a shareholder, directly or indirectly, in a passive foreign investment company within the meaning of Section 1297 of the Code.

(p) The Company is not and has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(q) The Company has not been a “distributing corporation” or a “controlled corporation” in connection with a distribution described in Section 355 of the Code.

(r) None of the shares of the Company’s outstanding capital stock constitutes “restricted stock” (i.e., stock that is subject to a risk of forfeiture) for purposes of Section 83 of the Code.

(s) The Company qualified as an S corporation as defined in Section 1361 of the Code for the taxable years 2005 and 2006, and neither the Company nor any of its stockholders took any action that would have caused, or would have resulted in, the termination of such S corporation status for those years.

(t) Assuming that the Second Step Merger occurs, the Transactions (as contemplated by this Agreement) shall qualify as a reorganization under the provisions of Section 368(a) of the Code.

Section 3.24 Environmental Matters.

(a) The Company is and has been in compliance with all applicable Environmental Laws. Neither the Company nor any of its executive officers has received during the past five years, nor is there any basis for, any communication or complaint from a Governmental Authority or other Person alleging that the Company has any liability under any Environmental Law or is not in compliance with any Environmental Law.

(b) No Hazardous Substances are or have been present, and there is and has been no Release or threatened Release of Hazardous Substances nor any clean-up or corrective action of any kind relating thereto, on any properties (including any buildings, structures, improvements, soils and surface, subsurface and ground waters thereof) currently or formerly owned, leased or operated by or for the Company or any predecessor company, at any location to which the Company has sent any Hazardous Substances or at any other location with respect to which the Company may be liable. No underground improvement, including any treatment or storage tank or water, gas or oil well, is or has been located on any property described in the foregoing sentence. The Company is not actually, contingently, potentially or allegedly liable for any Release of, threatened Release of or contamination by Hazardous Substances or otherwise under any Environmental Law. There is no pending or, to the Knowledge of the Company, threatened investigation by any Governmental Authority, nor any pending or, to the Knowledge of the Company, threatened Action with respect to the Company relating to Hazardous Substances or otherwise under any Environmental Law.

(c) The Company holds all Environmental Permits, and is and has been in compliance therewith. Except as set forth on Section 3.24(c) of the Disclosure Letter, neither the execution, delivery or performance of this Agreement nor the consummation of the transactions contemplated hereby will (i) require any notice to or consent of any Governmental Authority or other Person pursuant to any applicable Environmental Law or Environmental Permit or (ii) subject any Environmental Permit to suspension, cancellation, modification, revocation or nonrenewal.

Section 3.25 Material Contracts.

(a) Except as set forth in Section of the Disclosure Letter, the Company is not currently a party to or bound by (or subject to) any Contract of the following nature (such Contracts as are required to be set forth in Section 3.25(a) of the Disclosure Letter being “Material Contracts”):

(i) any broker, distributor, dealer, manufacturer’s representative, franchise, agency, continuing sales or purchase, sales promotion, market research, marketing, consulting or advertising Contract;

(ii) any Contract relating to or evidencing Debt of the Company;

(iii) any Contract pursuant to which the Company has provided funds to or made any loan, capital contribution or other investment in, or assumed any liability or obligation of, any Person, including take-or-pay contracts or keepwell agreements;

(iv) any Contract with or relating to any Governmental Authority;

(v) any Contract with any Related Party of the Company;

(vi) any employment or consulting Contract including Plan Contracts and all Contracts regarding compensation and commission arrangements, other than Contracts for employment covered in clause (v), that involves an aggregate future or potential liability in excess of $15,000;

(vii) any Contract that limits, or purports to limit, the ability of the Company to compete in any line of business or with any Person or in any geographic area or during any period of time, or that restricts the right of the Company to sell to or purchase from any Person or to hire any Person, or that grants the other party or any third person “most favored nation” status or any type of special discount rights;

(viii) any Contract that requires a consent to or otherwise contains a provision relating to a “change of control” or assignment (by merger or otherwise) or that would prohibit or delay the consummation of the transactions contemplated by this Agreement or the Ancillary Agreements;

(ix) any Contract pursuant to which the Company is the lessee or lessor of, or holds, uses, or makes available for use to any Person, (A) any real property or (B) any tangible personal property and, in the case of clause (B), that involves an aggregate future or potential liability or receivable, as the case may be, in excess of $15,000;

(x) any Contract for the sale or purchase of any real property, or for the sale or purchase of any tangible personal property in an amount in excess of $15,000;

(xi) any Contract providing for indemnification to or from any Person with respect to liabilities relating to any current or former business of the Company;

(xii) any Contract licensing out any Intellectual Property of the Company to another Person other than in a product license agreement between the Company and a Company customer in the ordinary course on the standard terms used by the Company (a copy of the form of which has been provided to Acquiror), and any Contract licensing to the Company any Intellectual Property of another Person that is used in the Company’s business and is not generally commercially available on standard terms “off the shelf” for less than $15,000;

(xiii) any Contract relating in whole or in part to any Intellectual Property;

(xiv) any joint venture or partnership, merger, asset or stock purchase or divestiture Contract relating to the Company;

(xv) any Contract for the purchase of any debt or equity security or other ownership interest of any Person, or for the issuance of any debt or equity security or other ownership interest, or the conversion of any obligation, instrument or security into debt or equity securities or other ownership interests of, the Company;

(xvi) any Contract relating to settlement of any administrative or judicial proceedings within the past five years;

(xvii) any Contract that results in any Person holding a power of attorney from the Company that relates to the Company or its business; and

(xviii) any other Contract, whether or not made in the ordinary course of business that (A) involves a future or potential liability or receivable, as the case may be, in excess of $15,000 on an annual basis or in excess of $15,000 over the current Contract term, (B) has a term, or continuing liabilities or obligations on the Company for a period of one year or more, and cannot be cancelled by the Company without penalty or further payment and without more than 30 days’ notice or (C) is material to the business, operations, assets, financial condition, results of operations or prospects of the Company.

(b) Each Material Contract is a legal, valid, binding and enforceable agreement and is in full force and effect. None of the Company or, to the Knowledge of the Company, any other party is in breach or violation of, or (with or without notice or lapse of time or both) default under, any Material Contract, nor has the Company received any claim of any such breach, violation or default. Without limiting the foregoing, the Company is in compliance with all requirements associated with any Material Contract with a Governmental Authority (whether or not explicitly set forth in such Material Contract itself). The Company has delivered or made available to Acquiror true and complete copies of all Material Contracts, as amended.

(c) Section 3.25(c) of the Disclosure Letter sets forth the applicable royalty rates paid or received by the Company, including minimum royalty thresholds and any circumstances in which such thresholds have not been met, in effect for each Material Contract that is a license for Intellectual Property of any Person

Section 3.26 Affiliate Interests and Transactions.

(a) No Related Party of the Company: (i) owns or has owned, directly or indirectly, any equity or other financial or voting interest in any competitor, supplier, licensor, lessor, distributor, independent contractor or customer of the Company or their business; (ii) owns or has owned, directly or indirectly, or has or has had any interest in any property (real or personal, tangible or intangible) that the Company uses or has used in or pertaining to the business of the Company; (iii) has or has had any business dealings or a financial interest in any transaction with the Company or involving any assets or property of the Company, other than business dealings or transactions conducted in the ordinary course of business at prevailing market prices and on prevailing market terms; or (iv) is or has been employed by the Company.

(b) Other than as set forth on Section 3.26 of the Disclosure Letter, there are no outstanding notes payable to, accounts receivable from or advances by the Company to, and the Company is not otherwise a debtor or creditor of, nor has any liability or other obligation of any nature to, any Related Party of the Company. Section 3.26 of the Disclosure Letter sets forth all of the material terms of such Related Party Contracts, and any non-compliance by the Company therewith. Since the date of the Balance Sheet, the Company has not incurred any obligation or liability to, or entered into or agreed to enter into any transaction with or for the benefit of, any Related Party of the Company, other than the transactions contemplated by this Agreement and the Ancillary Agreements.

Section 3.27 Insurance. Section 3.27 of the Disclosure Letter sets forth a true and complete list of all casualty, directors and officers liability, general liability, product liability and all other types of insurance maintained with respect to the Company, together with the carriers and liability limits for each such policy. All such policies are in full force and effect and no application therefor included a material misstatement or omission. All premiums with respect thereto have been paid to the extent due. No notice of cancellation, termination or reduction of coverage has been received with respect to any such policy. No claim currently is pending under any such policy. Section 3.27 of the Disclosure Letter identifies which insurance policies are “occurrence” or “claims made” and which Person is the policy holder. All material insurable risks in respect of the business and assets of the Company are covered by such insurance policies and the types and amounts of coverage provided therein are usual and customary in the context of the business and operations in which the Company is engaged. The activities and operations of the Company have been conducted in a manner so as to conform in all material respects to all applicable provisions of such insurance policies. The consummation of the transactions contemplated by this Agreement and the Ancillary Agreements will not cause a cancellation or reduction in the coverage of such policies.

Section 3.28 Brokers. Except for Ascentage Advisors LLC, the fees of which will be paid by the Company as provided in Section 2.9(g) or by the Stockholders, no broker, finder or investment banker is entitled to any broker, finder’s or other fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of the Company.

Section 3.29 Disclosure. None of the representations or warranties of the Company contained in this Agreement, as qualified by the Disclosure Letter, or information (other than as provided by Acquiror) included in any information statement, action by written consent or other document (if any) delivered by the Company to the Stockholders in connection with their approval of the transactions contemplated by this Agreement contains or will contain any untrue statement of a material fact or omits to state a material fact necessary to make the statements herein not misleading.

ARTICLE IV

[RESERVED]

ARTICLE V

REPRESENTATIONS AND WARRANTIES

OF THE ACQUIROR AND SUB

Acquiror and Sub hereby represent and warrant to the Company as follows:

Section 5.1 Organization. Each of Acquiror and Sub is a corporation duly organized, validly existing and in good standing under the laws of Delaware and has full corporate power and authority to own, lease and operate its properties and to carry on its businesses as they are now being conducted.

Section 5.2 Authority. Each of Acquiror and Sub has full corporate power and authority to execute and deliver this Agreement and each of the Ancillary Agreements to which it will be a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by Acquiror and Sub of this Agreement and each of the Ancillary Agreements to which it will be a party and the consummation by Acquiror and Sub of the transactions contemplated hereby and thereby have been duly and validly authorized by the Boards of Directors of Acquiror and Sub and by Acquiror as the sole stockholder of Sub. Other than approval of the Second Step Merger, which the Acquiror Board of Directors has approved, by the stockholder of the Survivor, no other corporate proceedings on the part of Acquiror or Sub are necessary to authorize this Agreement or any Ancillary Agreement or to consummate the transactions contemplated hereby or thereby. This Agreement has been, and upon their execution each of the Ancillary Agreements to which Acquiror or Sub will be a party will have been, duly and validly executed and delivered by Acquiror and Sub, as applicable. This Agreement constitutes, and upon their execution each of the Ancillary Agreements to which Acquiror or Sub will be a party will constitute, the legal, valid and binding obligations of Acquiror and Sub, as applicable, enforceable against Acquiror and Sub, as applicable, in accordance with their respective terms.

Section 5.3 No Conflict; Required Filings and Consents.

(a) The execution, delivery and performance by each of Acquiror and Sub of this Agreement and each of the Ancillary Agreements to which it will be a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not:

(i) conflict with or violate the certificate of incorporation or bylaws of Acquiror or Sub;

(ii) conflict with or violate any Law applicable to Acquiror or Sub; or

(iii) result in any breach of, constitute a default under or require any consent of any Person pursuant to, any Contract to which Acquiror or Sub is a party that is material to Acquiror, except for consent of Silicon Valley Bank, and any such conflicts, violations, breaches, defaults or other occurrences that do not, individually or in the aggregate, materially impair the ability of Acquiror or Sub to consummate, or prevent or materially delay, any of the transactions contemplated by this Agreement or the Ancillary Agreements or would have an Acquiror Material Adverse Effect.

(b) Neither Acquiror nor Sub is required to file, seek or obtain any notice, authorization, approval, order, permit or consent of or with any Governmental Authority in connection with the execution, delivery and performance by Acquiror and Sub of this Agreement and each of the Ancillary Agreements to which it will be party or the consummation of the transactions contemplated hereby or thereby, except for (i) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and (ii) such filings as may be required by any applicable federal or state securities or “blue sky” laws and (iii) filing with the Nasdaq Global Market.

(c) Acquiror Common Stock is traded on the Nasdaq Global Market. Acquiror has received no written notice from the Nasdaq Global Market in the three years prior to the date hereof that Acquiror is not in compliance with its listing maintenance requirements.

Section 5.4 Capitalization. The authorized capital stock of Acquiror consists of 19,000,000 shares of Common Stock, of which 8,451,056 shares of Common Stock were issued and outstanding as of May 4, 2010, and 1,000,000 shares of Preferred Stock, none of which are outstanding. Schedule 5.4 sets forth the aggregate number of shares of Common Stock subject to outstanding (a) options, warrants or interests convertible into or exchangeable or exercisable for the purchase of shares of capital stock or other equity or ownership interests of Acquiror; (b) stock appreciation right, phantom stock, interest in the ownership of Acquiror or other equity equivalent or equity-based award or right; or (c) bond, debenture or other indebtedness having the right to vote or convertible or exchangeable for securities having the right to vote. Except as set forth in Schedule 5.4 for Common Stock to be issued to Stockholders pursuant to this Agreement, there are no outstanding obligations of Acquiror to issue, sell or transfer or repurchase, redeem or otherwise acquire the issued or unissued capital stock or other equity or ownership interests of Acquiror.

Section 5.5 SEC Reports and Financial Statements.

(a) Acquiror has furnished or made available to the Company its Annual Report on Form 10-K for the fiscal year ended June 30, 2009, its Quarterly Report on Form 10-Q for the quarters ended September 26, 2009, December 26, 2009 and March 27, 2010, and all Current Reports on Form 8-K filed by Acquiror with the SEC and, prior to Closing, Acquiror will have furnished the Company with true and complete copies of any additional statements, reports and documents filed with the SEC by Acquiror after the date of the filing of the most recent Quarterly Report on Form 10-Q (collectively, the “SEC Documents”), and any registration statement on Form S-3, Form S-8 or amendments or supplements thereto, filed after the date hereof and prior to the Effective Time. As of their respective dates, the SEC Documents (i) were prepared in accordance with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such SEC Documents, and (ii) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this

Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

(b) The audited financial statements (including any related notes thereto) contained in the SEC Documents or delivered to the Company representing the balance sheet of Acquiror at June 30, 2009 and the statements of operations, stockholders’ equity and cash flows for the three-year period then ended (the “Acquiror Financial Statements”), (x) were prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto) and (y) fairly presented the results of its operations and cash flows for the periods indicated. The balance sheet of Acquiror as of March 27, 2010 is hereinafter referred to as the “Acquiror Balance Sheet.”

Section 5.6 Ownership of Sub and Second Sub; No Prior Activities.

(a) Each of Sub and Second Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement.

(b) Except for obligations or liabilities incurred in connection with its incorporation or organization and the transactions contemplated by this Agreement and each Ancillary Agreement, neither Sub nor Second Sub has and will have incurred, directly or indirectly, any obligations or liabilities or engaged in any business activities or any type or kind whatsoever or entered into any agreements or arrangements with any person.

Section 5.7 Absence of Certain Changes or Events. Since the date of the Acquiror Balance Sheet, except as disclosed in the SEC Documents, there has not been any change, event or development or prospective change, event or development that, individually or in the aggregate, has had an Acquiror Material Adverse Effect and Acquiror has not suffered any material loss, damage, destruction or casualty affecting any of its material properties or assets.

Section 5.8 Litigation. As of the date of this Agreement, there is no Action pending, or to the knowledge of the Acquiror, Action threatened (in writing) seeking to prevent, hinder, modify, delay or challenge the transactions contemplated by this Agreement or the Ancillary Agreements. There is no outstanding order, writ, judgment, injunction, decree, determination or award of, or pending, to the Knowledge of the Acquiror, threatened investigation by any Governmental Authority relating to the Acquiror, any of its respective properties or assets or the transactions contemplated by this Agreement or the Ancillary Agreements.

Section 5.9 Brokers. Except for Mooreland Partners, LLC, the fees of which will be paid by Acquiror, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of Acquiror or Sub.

Section 5.10 Stock Consideration. The shares of Stock Consideration have been duly authorized and, upon issuance in accordance with the terms of this Agreement, will be validly issued, fully paid and non-assessable and free from all taxes and Encumbrances except as contemplated herein. Neither Acquiror nor any person acting for Acquiror, has conducted any “general solicitation,” as such term is defined in Regulation D of the Securities Act, with respect to any Acquiror Common Stock being offered hereby.

ARTICLE VI

OTHER COVENANTS

Section 6.1 Conduct of Business Prior to the Closing. Between the date of this Agreement and the Closing Date, unless Acquiror shall otherwise agree in writing, the business of the Company shall be conducted only in the ordinary course of business consistent with past practice; and the Company shall, preserve substantially intact the business organization and assets of the Company, keep available the services of the current officers, employees and consultants of the Company and preserve the current relationships of the Company with customers, suppliers and other persons with which the Company has significant business relations. Without limiting the foregoing, between the date of this Agreement and the Closing Date, other than the cancellation of Debt contemplated by the issuance of the Loan Conversion Shares and repayment of other Debt of the Company in exchange for a full release for all obligations relating thereto, the Company shall not do, or propose to do, directly or indirectly, any of the following without the prior written consent of Acquiror or as explicitly contemplated by this Agreement:

(a) amend or otherwise change its certificate of incorporation or bylaws;

(b) issue, sell, pledge, dispose of or otherwise subject to any Encumbrance (i) any shares of capital stock of the Company, or any options, warrants, convertible securities or other rights of any kind to acquire any such shares, or any other ownership interest in the Company or (ii) any properties or assets of the Company, other than sales or transfers of inventory in the ordinary course of business consistent with past practice;

(c) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, or make any other payment on or with respect to any of its capital stock;

(d) reclassify, combine, split, subdivide or redeem, or purchase or otherwise acquire, directly or indirectly, any of its capital stock or make any other change with respect to its capital structure (other than a change related to the authorization and issuance of the Loan Conversion Shares);

(e) acquire any Person, other business organization or division thereof or any material amount of assets, or enter into any joint venture, strategic alliance, exclusive dealing, noncompetition or similar Contract;

(f) except for the Merger, adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company, or otherwise alter the Company’s corporate structure;

(g) incur any Debt or assume, guarantee or endorse, or otherwise become responsible for, the obligations of any Person, or make any loans or advances;

(h) except as contemplated on Schedule 6.1, amend, waive, modify or consent to the termination of any Material Contract, or amend, waive, modify or consent to the termination of the Company’s rights thereunder, or enter into any Contract other than in the ordinary course of business consistent with past practice;

(i) authorize, or make any commitment with respect to capital expenditures that are individually or in the aggregate, in excess of $15,000 for the Company;

(j) enter into any lease of real or personal property or any renewals thereof;

(k) increase the compensation payable or the benefits provided to its directors, officers or employees, or grant any severance or termination payment to, or loan or advance any amount to, any director or employee of the Company, or establish, adopt, enter into or amend any Plan;

(l) other than any agreement relating to the repayment of Debt or the issuance of the Loan Conversion Shares in connection with the conversion of Debt, enter into any Contract with any Related Party of the Company;

(m) make any change in any method of accounting or accounting practice or policy, except as required by GAAP;

(n) make, revoke or modify any Tax election, settle or compromise any Tax liability or file any Return other than on a basis consistent with past practice;

(o) pay, discharge or satisfy any claim, liability or obligation, other than the payment, discharge or satisfaction, in the ordinary course of business consistent with past practice, of liabilities reflected or reserved against on the Balance Sheet or subsequently incurred in the ordinary course of business consistent with past practice;

(p) cancel, compromise, waive or release any right or claim other than in the ordinary course of business consistent with past practice;

(q) permit the lapse of any existing policy of insurance relating to the business or assets of the Company;

(r) permit the lapse of any right relating to Intellectual Property or any other intangible asset used in the business of the Company;

(s) accelerate the collection of or discount any accounts receivable, delay the payment of accounts payable or defer expenses, reduce inventories or otherwise increase cash on hand, except in the ordinary course of business consistent with past practice;

(t) other than any agreement relating to the repayment of Debt or the issuance of the Loan Conversion Shares in connection with the conversion of Debt, enter into any contracts of the nature described in Section 3.25;

(u) commence or settle any Action;

(v) take any action, or intentionally fail to take any action, that would cause any representation or warranty made by the Company or Stockholder in this Agreement or any Ancillary Agreement to be untrue or result in a breach of any covenant made by the Company or Stockholder in this Agreement or any Ancillary Agreement, or that has or would reasonably be expected to have a Company Material Adverse Effect; or

(w) announce an intention, enter into any formal or informal agreement, or otherwise make a commitment to do any of the foregoing.

Section 6.2 Access to Information. The Company shall afford Acquiror and its officers, directors, principals, employees, advisors, auditors, agents, bankers and other representatives (collectively, “Representatives”) access at all reasonable times to the Representatives, personnel, properties, facilities, customers, suppliers and books and records of the Company, and shall furnish Acquiror with such financial, operating and other data and information as Acquiror may reasonably request.

Section 6.3 Exclusivity. The Company agrees that between the date of this Agreement and the earlier of the Effective Time and the termination of this Agreement, the Company shall not, and shall take all action necessary to ensure that none of its Stockholders or any of their respective Affiliates and Representatives shall (a) solicit, initiate, consider, encourage or accept any proposal or offer that constitutes an Acquisition Proposal or (b) participate in any discussions, conversations, negotiations or other communications regarding, or furnish to any other Person any information with respect to, or otherwise cooperate in any way, assist or participate in, facilitate or encourage the submission of, any proposal that constitutes, or could reasonably be expected to lead to, an Acquisition Proposal. The Company, Stockholders and any Representatives immediately shall cease and cause to be terminated all existing discussions, conversations, negotiations and other communications with any Persons conducted heretofore with respect to any of the foregoing. The Company shall notify Acquiror promptly, but in any event within 24 hours, orally and in writing if any such Acquisition Proposal, or any inquiry or other contact with any Person with respect thereto, is made. For purposes of this Agreement, “Acquisition Proposal” means any offer or proposal for, or any indication of interest in, any of the following (other than the Merger): (i) any direct or indirect acquisition or purchase of all or any portion of the capital stock of the Company or assets of the Company (other than products and services sold in the ordinary course of business consistent with past practice), (ii) any merger, consolidation or other business combination relating to the Company or (iii) any recapitalization, reorganization or any other extraordinary business transaction involving or otherwise relating to the Company.

Section 6.4 Stockholder Meeting. As soon as practicable following the execution and delivery of this Agreement, the Company shall take all action necessary in accordance with Delaware Law and the Company’s certificate of incorporation and bylaws to duly call, give notice of, convene and hold the Company Stockholders’ Meeting for Stockholders to vote upon the adoption and approval of this Agreement and the transactions contemplated hereby, or solicit the written consent of Stockholders thereto. The Company will, through its Board of Directors, recommend to the Stockholders the adoption and approval of this Agreement, shall not withdraw, modify or change such recommendation, and shall use its best efforts to obtain Company Stockholder Approval. As soon as practicable after the execution of this Agreement, the Company shall prepare the Information Statement for Stockholders to approve this Agreement and the transactions contemplated hereby at the Company Stockholders’ Meeting or by written consent containing the unanimous recommendation of the Board of Directors of the Company that the Stockholders approve this Agreement and the transactions contemplated hereby and the conclusion of the Board of Directors that the terms and conditions of the Merger are fair and reasonable to the Stockholders. The Company shall not include in the Information Statement any information with respect to Acquiror or its Affiliates, the form and content of which information shall not have been approved in writing by Acquiror prior to inclusion.

Section 6.5 Board Action re: 401(k) and Benefits Plans. The Company’s Board of Directors shall adopt resolutions terminating, effective at least one day prior to the Effective Time, the Company’s 401(k) Plan and provide copies of such action to Acquiror. The Company shall take such other actions in furtherance of the termination of the 401(k) Plan as Acquiror may reasonably request, including actions to support Acquiror in obtaining a determination letter with respect to the termination of such plan following the Effective Time.

Section 6.6 Notification of Certain Matters; Supplements to Disclosure.

(a) The Company shall give prompt written notice to Acquiror of (i) the occurrence or non-occurrence of any change, condition or event the occurrence or non-occurrence of which would render any representation or warranty of the Company contained in this Agreement or any Ancillary Agreement, if made on or immediately following the date of such event, untrue or inaccurate, (ii) the occurrence of any change, condition or event that has had or is reasonably likely to have a Company Material Adverse Effect, (iii) any failure of the Company or Stockholder to comply with or satisfy any covenant or agreement to be complied with or satisfied by it hereunder or any event or condition that would otherwise result in the nonfulfillment of any of the conditions to Acquiror’s and Sub’s obligations hereunder, (iv) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the consummation of the transactions contemplated by this Agreement or the Ancillary Agreements or (v) any Action pending or, to the Company’s Knowledge, threatened against a party or the parties relating to the transactions contemplated by this Agreement or the Ancillary Agreements.

(b) The Company shall supplement the information set forth on the Disclosure Letter with respect to any matter now existing or hereafter arising that, if existing or occurring at or prior to the date of this Agreement, would have been required to be set forth or described in the Disclosure Letter or that is necessary to correct any information in the Disclosure Letter or in any representation or warranty of the Company which has been rendered inaccurate thereby promptly following discovery thereof. No such supplement shall be deemed to cure any breach of any representation or warranty made in this Agreement or any Ancillary Agreement or have any effect for purposes of Section 7.3, the compliance by the Company with any covenant herein or the indemnification provided for in Section 8.2.

Section 6.7 Takeover Statutes. If any state takeover statute or similar Law shall be applicable to the transactions contemplated by this Agreement or the Ancillary Agreements, the Company and its Board of Directors shall grant such approvals and take such actions as are necessary so that the transactions contemplated hereby or thereby may be consummated as promptly as practicable on the terms contemplated hereby or act to eliminate the effects of such statute or regulation on the transactions contemplated hereby.

Section 6.8 Confidentiality. Each party shall hold, and shall cause its Representatives to hold, in confidence all documents and information furnished to it by or on behalf of any other party to this Agreement in connection with the transactions contemplated hereby pursuant to the terms of the confidentiality agreement dated August 24, 2009 between Acquiror and the Company (the “Confidentiality Agreement”) as if a party thereto. Until the Closing Date, each party shall, and shall cause its Affiliates and Representatives to, keep confidential, disclose only to its Affiliates or Representatives and use only in connection with the transactions contemplated by this Agreement and the Ancillary Agreements all information and data obtained by them from any other party or its Affiliates or Representatives relating to such other party or the transactions contemplated hereby (other than information or data that is or becomes available to the public other than as a result of a breach of this Section), unless disclosure of such information or data is required by applicable Law.

Section 6.9 Commercially Reasonable Efforts. Each party shall use all commercially reasonable efforts to take, or cause to be taken, all appropriate action to do, or cause to be done, all things necessary, proper or advisable under applicable Law or otherwise to consummate and make effective the transactions contemplated by this Agreement and the Ancillary Agreements as promptly as practicable, including to (a) obtain from Governmental Authorities and other Persons all consents, approvals, authorizations, qualifications and orders as are necessary for the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements, (b) promptly make all necessary filings, and thereafter make any other required submissions, with respect to this Agreement required under applicable Law and (c) have vacated, lifted, reversed or overturned any order, decree, ruling, judgment, injunction or other action (whether temporary, preliminary or permanent) that is in effect and that enjoins, restrains, conditions, makes illegal or otherwise restricts or prohibits the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements. Notwithstanding anything herein to the contrary, Acquiror shall not be required by this Section to take or agree to undertake any action, including entering into any consent decree, hold separate order or other arrangement, that would (i) require the divestiture of any assets of Acquiror, the Company or any of their Affiliates or (ii) limit Acquiror’s freedom of action with respect to, or its ability to consolidate and control, the Company or any of their assets or businesses or any of Acquiror’s or its Affiliates’ other assets or businesses. Without limiting the foregoing, the Company or Acquiror, as applicable, shall give promptly such notice to third parties listed on Schedule 7.3(b) to obtain such third party consents in connection with the transactions contemplated by this Agreement and the Ancillary Agreements. Acquiror and Sub shall cooperate with and assist the Company in giving such notices and obtaining such consents; provided, however, that Acquiror and Sub shall have no obligation to give any guarantee or other consideration of any nature in connection with any such notice or consent or consent to any change in the terms of any Contract that Acquiror in its sole discretion may deem adverse to the interests of Acquiror, Sub or the Company.

Section 6.10 Public Announcements. Each party shall consult with one another before issuing, and provide each other the opportunity to review and comment upon, any press release or other public statement with respect to the transactions contemplated hereby, and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable Law or any exchange listing standards applicable to such party.

Section 6.11 Contingent Performance Bonus. Acquiror shall pay or cause to be paid an amount of up to an aggregate amount of $320,000 to the employees of the Company set forth on Schedule 6.11 who remain actively employed by the Survivor or Acquiror on the scheduled date of payment of such performance bonus following the first anniversary of the Closing if the criteria set forth on Schedule 6.11 is met on the terms set forth thereon, and with such payments to be allocated as set forth thereon.

Section 6.12 Piggyback Registration. If at any time after the date on which shares of Stock Consideration are no longer subject to forfeiture and cancellation as contemplated herein and are released to any Stockholder(s) until such time as such Stock Consideration may be freely traded by such Stockholder(s) pursuant to Rule 144 or other applicable securities laws, Acquiror proposes to register under the Securities Act an offering of Common Stock on a Registration Statement (other than a Registration Statement on Form S-4 or S-8), then, as promptly as practicable, Acquiror shall give to all such Stockholders written notification of the proposed registration and terms thereof. Within ten days after receipt of such notice, each Stockholder shall notify Acquiror of the number of shares of released Stock Consideration, if any, that such Stockholder wishes to have included in such Registration Statement. Acquiror will use its commercially reasonable efforts to effect the registration under the Securities Act of the number of shares of released Stock Consideration that such Stockholders have requested to permit the disposition of such Stock Consideration upon the same terms (including the method of distribution) as any other Acquiror equity securities to be included in such offering.

Section 6.13 Company’s Indemnification Obligations.

(a) From and after the Effective Time, Acquiror will honor the obligations of the Company pursuant to any indemnification provisions under the Company’s Certificate of Incorporation or Bylaws as in effect immediately prior to the

Effective Time and the terms of the indemnification agreements in existence on the date hereof and disclosed to Acquiror with current officers and directors of the Company (the “Company Indemnified Parties”) listed in Section 6.12 of the Disclosure Letter. If Acquiror merges into, consolidates with or transfers all or substantially all of its assets to another person or liquidates , dissolves or winds up its operations, then and in each such case, Acquiror shall make proper provision so that the surviving or resulting corporation or the transferee in such transaction assumes the obligations of Acquiror under this Section 6.12.

(b) The obligations set forth in this Section 6.12 will survive the Closing Date and will continue in effect thereafter with respect to any proceeding or claim commenced or asserted, as applicable, prior to the sixth anniversary of the Closing Date.

(c) In the event that, prior to Closing, the Company purchases a tail policy with respect to the termination of its present directors and officers liability insurance policy (the “D&O Tail Policy”), Acquiror agrees to maintain, and shall cause the Survivor to maintain, the D&O Tail Policy until it expires in accordance with its terms. Company Indemnified Parties shall first seek and exhaust coverage under the D&O Tail Policy before seeking indemnification from Acquiror under this Section 6.12.

Section 6.14 Second Step Merger. Immediately following the Effective Time, Acquiror shall file the Certificate of Merger for the Second Step Merger with the Secretary of State of the State of Delaware. There shall be no other conditions to the completion of the Second Step Merger other than completion of the Merger.

Section 6.15 Tax Matters

(a) The Company shall prepare and timely file, or shall cause to be prepared and timely filed, all Tax Returns in respect of the Company that are required to be filed (taking into account any extension) on or before the Effective Time and shall cause the Company to pay any Taxes due on or prior to the Effective Time. Such Tax Returns shall be prepared by treating items on such Tax Returns in a manner consistent with the past practices of the Company with respect to such items, except as required by applicable Law.

(b) Acquiror and Survivor shall prepare or cause to be prepared and file or cause to be filed all Tax Returns for the Company for all periods ending on or prior to the Effective Time that are required to be filed after the Effective Time and for all Straddle Periods. Such Tax Returns shall be prepared by treating items on such Tax Returns in a manner consistent with the past practices of the Company with respect to such items, except as Acquiror determines is necessary or appropriate by applicable Law. At least fifteen (15) days prior to filing any such Tax Return, Acquiror or Survivor shall use its commercially reasonable efforts to deliver a copy of such Tax Return to the Stockholders’ Agent for its review, and the Stockholder Agent may comment within ten days after delivery of such Tax Return, and Acquiror or the Survivor shall make such revisions to the comments of the Stockholder Agent as Acquiror deems reasonable and appropriate under the circumstances.

(c) With respect to Taxes of the Company relating to a Straddle Period, the portion of any Tax that is allocable to the Pre-Closing Tax Period shall be: (A) in the case of Property Taxes, deemed to be the amount of such Taxes for the entire Straddle Period multiplied by a fraction, the numerator of which is the number of calendar days of such Straddle Period in the Pre-Closing Tax Period and the denominator of which is the number of calendar days in the entire Straddle Period; provided, however, that the Stockholders shall not be responsible for any Straddle Period Taxes resulting from Acquiror’s or the Surviving Corporation’s actions outside of the ordinary course of business after the Closing on the Closing Date and (B) in the case of all other Taxes, determined as though the taxable year of the Company terminated at the close of business on the date of the Effective Time. At the time that Acquiror or the Surviving Corporation provide a copy of the Tax Return for the Straddle Period to the Stockholder Agent pursuant to Section 6.14(b), it shall also provide a statement pursuant to this Section 6.14(c) calculating the amount of Taxes allocable to the portion of such taxable period ending on the Closing Date. Such statement shall be subject to the same review procedures set forth in Section 6.14(b) for the Tax Return.

(d) Acquiror, Surviving Corporation, the Stockholder Agent and the Company shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the filing of Tax Returns pursuant to this Agreement or any Tax contest. Such cooperation shall include the retention and (upon the other party’s request) the provision of records and information that may be reasonably relevant to any such Tax contest and making appropriate persons available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Acquiror, Surviving Corporation and the Company shall retain all books and records with respect to Tax matters pertinent to the Company relating to any Tax period beginning before the Effective Time until the expiration of the statute of limitations (and, to the extent modified, any extensions thereof) of the respective Tax periods, and to abide by all record retention agreements entered into with any Taxing authority.

(e) Except as may be contemplated or otherwise permitted by this Agreement or the Stockholder Agreements, Acquiror, Sub, Second Sub, the Company or the Stockholders’ Agent shall use their respective commercially reasonable efforts not to take any action (prior to or following the Closing) solely as a result of such act or failure (in and of itself) the Transaction would not qualify as a reorganization within the meaning of Section 368(a) of the Code, that would result in the Transaction failing to qualify as a tax-free reorganization under Section 368(a) of the Code assuming that the Transaction would have otherwise qualified as a tax-free reorganization. This Agreement is intended to constitute, and the parties hereto hereby adopt this Agreement as, a plan of reorganization within the meaning of Treasury Regulations Sections 1.368-2(g) and 1.368-3(a). Acquiror, Sub, Second Sub and the Company shall treat and report the Transaction as a reorganization within the meaning of Section 368(a) of the Code (and any comparable state or local tax statute) for all Tax purposes, unless otherwise required pursuant to a “determination” within the meaning of Section 1313(a) of the Code or unless the Acquiror or Surviving Corporation determines that it is otherwise required by Applicable Law.

(f) Neither Acquiror nor the Survivor shall amend any tax returns of the Company for any Tax period (or portion thereof) ending on or prior to the Closing Date, , without the Stockholders’ Agent’s written consent (which shall not be unreasonably withheld), unless such action is required by Law.

(g) The parties hereto agree that no portion of the Merger Consideration shall be allocable to the Non-Competition Agreements solely for tax purposes except as provided in this clause (g). Furthermore, the parties hereto agree to report an allocation of the Merger Consideration for tax purposes in a manner consistent with the foregoing and shall not take a contrary position for tax purposes unless otherwise required pursuant to a “determination” within the meaning of Section 1313(a) of the Code or unless the Acquiror or Surviving Corporation determines that it is otherwise required by Applicable Law.

ARTICLE VII

CONDITIONS TO CLOSING

Section 7.1 General Conditions. The respective obligations of each party to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions, any of which may, to the extent permitted by applicable Law, be waived in writing by Acquiror (with respect to the Company or any Stockholder) or the Company (with respect to Acquiror or Sub) in its sole discretion:

(a) No Injunction or Prohibition. No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law that is then in effect and that enjoins, restrains, conditions, makes illegal or otherwise prohibits the consummation of the transactions contemplated by this Agreement or the Ancillary Agreements.

(b) Approval of Stockholders. Company Stockholder Approval shall have been validly obtained under Delaware Law and the Company’s certificate of incorporation and bylaws.

Section 7.2 Conditions to Obligations of the Company. The obligations of the Company to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions, any of which may be waived in writing by the Company in its sole discretion:

(a) Representations, Warranties and Covenants. The representations and warranties of Acquiror and Sub contained in this Agreement or any Ancillary Agreement or any schedule or certificate delivered pursuant hereto shall be true and correct in all material respects (other than representations and warranties that are qualified as to materiality or Acquiror Material Adverse Effect, which representations and warranties shall be true in all respects), both when made and as of the Closing Date, or in the case of representations and warranties that are made as of a specified date, such representations and warranties shall be true and correct in all material respects as of such specified date. Acquiror and Sub shall have performed all obligations and complied with all covenants required by this Agreement or any Ancillary Agreement to be performed or complied with by them prior to or at the Closing. The Company shall have received from each of Acquiror and Sub a certificate to the effect set forth in the preceding sentences, signed by a duly authorized officer of each of Acquiror and Sub.

(b) Ancillary Agreements. The Company shall have received an executed counterpart of each of the Ancillary Agreements signed by Acquiror.

(c) No Acquiror Material Adverse Effect. There shall not have occurred an Acquiror Material Adverse Effect.

Section 7.3 Conditions to Obligations of Acquiror and Sub. The obligations of Acquiror and Sub to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions, any of which may be waived in writing by Acquiror in its sole discretion:

(a) Representations, Warranties and Covenants. Each of the representations and warranties of the Company and the Stockholders contained in this Agreement or any Ancillary Agreement or any schedule or certificate delivered pursuant hereto shall be true and correct in all material respects (other than representations and warranties that are qualified as to materiality or Company Material Adverse Effect, which representations and warranties shall be true in all respects), both when made and as of the Closing Date or in the case of representations and warranties that are made as of a specified date, such representations and warranties shall be true and correct in all material respects as of such specified date. The Company and the Stockholders shall have performed all obligations and complied with all covenants required by this Agreement or any Ancillary Agreement to be performed or complied with by it prior to or at the Closing. Acquiror shall have received from the Company a certificate to the effect set forth in the preceding sentences, signed by a duly authorized officer thereof.

(b) Consents and Approvals. All authorizations, consents and approvals of all Governmental Authorities and all third party consents set forth on Schedule 7.3(b) shall have been received and shall be reasonably satisfactory in form and substance to Acquiror.

(c) No Litigation. No Action shall be pending or threatened before or by any Governmental Authority (a) challenging the transactions contemplated by this Agreement or any Ancillary Agreement or otherwise seeking damages or (b) seeking to restrain or prevent the carrying out of the transactions contemplated by this Agreement or any Ancillary Agreement or to prohibit or limit the ability of Acquiror to exercise full rights of ownership with respect to, or to operate or control, the assets, property and business of the Company after the Closing Date.

(d) Ancillary Agreements. Acquiror shall have received an executed counterpart of each of the Ancillary Agreements, signed by each party other than Acquiror or Sub, and each of the Employment Agreements shall be executed and delivered by all parties (other than Acquiror) and the Non-Competition Agreements shall be executed and delivered by the Company and each of William Kennedy and Jeanne Dietsch to be effective upon Closing with no repudiation or termination thereof by any party thereto (other than Acquiror).

(e) Resignations. Acquiror shall have received letters of resignation from the directors and officers of the Company.

(f) Transaction Expenses and Debt. The Company shall have delivered to Acquiror the Schedule of Expenses and the Schedule of Debt, and all Transaction Expenses for which bills have been received by the Company by the Closing Date shall have been paid by the Company.

(g) Estimated Net Book Value. The Company shall have delivered to Acquiror the Estimated Closing Balance Sheet.

(h) Debt Retirement and Releases. The Company shall have received confirmation of the repayment or cancellation of Debt with the Related Parties set forth on the Schedule of Debt and the issuance of Loan Conversion Shares (in book entry form) with a release and discharge of Acquiror, Sub, the Company, the Survivor and their Affiliates from all liens and any liability for any such Debt.

(i) Maximum Dissenting Shares. No Shares outstanding immediately prior to the Effective Time shall be Dissenting Shares.

(j) Assignments. Acquiror shall have received executed assignments of Intellectual Property and releases and confirmation of other completed actions as set forth on Schedule 7.3(j).

(k) No Company Material Adverse Effect. There shall not have occurred any change, event or development or prospective change, event or development that, individually or in the aggregate, has had or is reasonably likely to have a Company Material Adverse Effect.

ARTICLE VIII

INDEMNIFICATION

Section 8.1 Survival of Representations and Warranties. Notwithstanding any periods specified by applicable Law, the representations and warranties of the Company, the Stockholders set forth in the Stockholder Agreements, Acquiror and Sub contained in this Agreement (as qualified by the Disclosure Letter) and the Ancillary Agreements and any schedule or certificate delivered pursuant hereto shall survive the Closing until the eighteen (18) month anniversary of the Closing Date; provided, however, that:

(a) the representations and warranties set forth in Sections 3.1 and 5.1 relating to organization and existence, Sections 3.2 and 5.2 relating to authority, Sections 3.4 and 5.4 relating to capitalization, Sections 3.5, 1.1 through 1.3 of the Stockholder Agreement and 5.10 relating to equity interests and Sections 3.28 and 5.8 relating to broker’s fees and finder’s fees (Sections 3.1, 3.2, 3.4, 3.5, 3.28, 5.1, 5.2, 5.4, 5.8 and 5.10 and Sections 1.1 through 1.3 of the Stockholder Agreement are collectively referred to herein as the “Core Representations”), and any representation in the case of fraud, intentional misrepresentation or intentional breach, shall survive shall survive until the close of business on the 30th day following the expiration of the applicable statute of limitations;

(b) the representations and warranties set forth in Sections 3.22 and 1.4 of the Stockholder Agreement relating to intellectual property shall survive until the close of business on the second anniversary of the Effective Time; and

(c) the representations and warranties set forth in Section 3.23 relating to Taxes shall survive until the close of business on the 30th day following the expiration of the applicable statute of limitations with respect to the Tax liabilities in question.

No party shall have any liability whatsoever with respect to any such representations and warranties unless a claim is made hereunder prior to the expiration of the survival period for such representation and warranty, in which case such representation and warranty shall survive as to such claim until such claim has been finally resolved.

Section 8.2 Indemnification by the Stockholders. Each Stockholder shall save, defend, indemnify and hold harmless Acquiror, Sub, the Survivor and their Affiliates, and the respective Representatives, successors and assigns of each of the foregoing from and against any and all losses, damages, liabilities, deficiencies, claims, interest, awards, judgments, penalties, costs and expenses (including attorneys’ fees, costs and other expenses incurred in investigating, preparing or defending the foregoing) (hereinafter collectively, “Losses”), asserted against, incurred, sustained or suffered by any of the foregoing as a result of, arising out of or relating to any breach of any representation, warranty or agreement made by such Stockholder contained in the Stockholder Agreement or any Ancillary Agreement delivered by such Stockholder pursuant hereto, and the Stockholders, severally in accordance with their respective Proportionate Share shall save, defend, indemnify and hold harmless Acquiror, Sub, the Survivor and their Affiliates, and their respective Representatives, successors and assigns of each of the foregoing from and against any and all Losses as a result of, arising out of or relating to:

(a) any breach of any representation or warranty made by the Company or such Stockholder contained in this Agreement (as qualified by the Disclosure Letter) or any Ancillary Agreement or any schedule or certificate delivered pursuant hereto (without giving effect to any subsequent supplements to the Disclosure Letter);

(b) any breach of any covenant or agreement by the Company or such Stockholder (including any officer or director acting therefor) contained in this Agreement or any Ancillary Agreement or any schedule or certificate delivered pursuant hereto;

(c) any Transaction Expenses that shall not have been reflected on the Schedule of Expenses or paid by the Company on the Closing Date;

(d) any Debt that shall not have been reflected on the Schedule of Debt or paid by the Company prior to the Closing Date; or

(e) any and all Taxes of the Company with respect to any Pre-Closing Tax Period, including any actions taken by the Company prior to the Effective Time in connection with the conversion of any indebtedness or otherwise, or with respect to a Straddle Period to the extent attributable to the period prior to Closing as determined pursuant to Section 6.14(c), and any and all Taxes arising as a result of the transactions contemplated by this Agreement (including in connection with the Company’s Debt); provided, however, that the Stockholders shall not be liable under this Section 8.2 with respect to any Taxes due from Acquiror or the Survivor arising as a result of the failure of the Transaction to qualify as a tax-free reorganization under Section 368(a) of the Code solely as a result of the failure of the Acquiror to consummate the Second Merger.

Where a breach exists under both of the Merger Agreement and a Stockholder Agreement, Acquiror may seek indemnification under this Agreement from the Stockholder on whose part the breach exists, but Acquiror shall only be permitted one recovery with respect to such Losses and such recovery shall be sought from such Stockholder (through the escrow or otherwise as contemplated by this Agreement).

Section 8.3 Indemnification by Acquiror. Acquiror shall save, defend, indemnify and hold harmless the Stockholders and their Affiliates and the respective Representatives, successors and assigns of each of the foregoing from and against any and all Losses asserted against, incurred, sustained or suffered by any of the foregoing as a result of, arising out of or relating to:

(a) any breach of any representation or warranty made by Acquiror or Sub contained in this Agreement or any Ancillary Agreement or any schedule or certificate delivered pursuant hereto; and

(b) any breach of any covenant or agreement by Acquiror or Sub contained in this Agreement or any Ancillary Agreement or any schedule or certificate delivered pursuant hereto.

Section 8.4 Procedures.

(a) In order for a party (the “Indemnified Party”) to be entitled to any indemnification provided for under this Agreement in respect of, arising out of or involving a Loss or a claim or demand made by any person against the Indemnified Party (a “Third Party Claim”), such Indemnified Party shall deliver notice thereof to the Stockholder Agent, on behalf of the Stockholders, and the individual Stockholder where the matter relates to a breach of such Stockholder’s representations, warranties or covenants in Article I of the Stockholder Agreement, or to Acquiror, as applicable (the “Indemnifying Party”), and in each case to the Escrow Agent, promptly after receipt by such Indemnified Party of written notice of the Third Party Claim and shall provide the Indemnifying Party with such information with respect thereto as the Indemnifying Party may reasonably request. The failure to provide such notice, however, shall not release the Indemnifying Party from any of its obligations under this Article VIII except to the extent that the Indemnifying Party is materially prejudiced by such failure. If any insurance carrier is obligated or agrees to defend any Third Party Claim in connection with any attempt to obtain insurance coverage with respect to such Third Party Claim, such defense shall be tendered to such insurance carrier and the rights of the parties among themselves regarding the assumption and control of such defense shall, as among one another, be subject to the requirements of such insurance carrier.

(b) If the Indemnifying Party acknowledges in writing its obligation to indemnify the Indemnified Party against Losses that may result from a Third Party Claim pursuant to the terms of this Agreement, the Indemnifying Party shall have the right, upon written notice to the Indemnified Party within 15 days of receipt of notice from the Indemnified Party of the commencement of such Third Party Claim, to assume the defense thereof at the expense of the Indemnifying Party with counsel selected by the Indemnifying Party and reasonably satisfactory to the Indemnified Party. The Indemnifying Party shall be liable for the fees and expenses of counsel employed by the Indemnified Party for any period during which the Indemnifying Party has failed to assume the defense thereof. If the Indemnifying Party does not expressly elect to assume the defense of such Third Party Claim within the time period and otherwise in accordance with the this Section 8.4(b), the Indemnified Party shall have the sole right to assume the defense of and to settle such Third Party Claim. If the Indemnifying Party assumes the defense of such Third Party Claim, the Indemnified Party shall have the right to employ separate counsel and to participate in the defense thereof, but the fees and expenses of such counsel shall be at the expense of the Indemnified Party unless (i) the employment of such counsel shall have been specifically authorized in writing by the Indemnifying Party or (ii) the named parties to the Third Party Claim (including any impleaded parties) include both the Indemnified Party and the Indemnifying Party, and the Indemnified Party reasonably determines that representation by counsel to the Indemnifying Party of both the Indemnifying Party and such Indemnified Party may present such counsel with a conflict of interest. If the Indemnifying Party assumes the defense of any Third Party Claim, the Indemnified Party shall, at the Indemnifying Party’s expense, cooperate with the Indemnifying Party in such defense and make available to the Indemnifying Party all witnesses, pertinent records, materials and information in the Indemnified Party’s possession or under the Indemnified Party’s control relating thereto as is reasonably required by the Indemnifying Party. If the Indemnifying Party assumes the defense of any Third Party Claim, the Indemnifying Party shall not, without the prior written consent of the Indemnified Party, enter into any settlement or compromise or consent to the entry of any judgment with respect to such Third Party Claim if such settlement, compromise or judgment (A) involves a finding or admission of wrongdoing, (B) does not include an unconditional written release by the claimant or plaintiff of the Indemnified Party from all liability in respect of such Third Party Claim or (C) imposes equitable remedies or any obligation on the Indemnified Party other than solely the payment of money damages for which the Indemnified Party will be indemnified hereunder. The Indemnified Party may agree to any monetary settlement of, or the entry of any judgment arising from, any such Third Party Claim, but in the absence of the written consent of the Indemnifying Party, which shall not be unreasonably withheld, conditioned or delayed, no settlement shall be determinative of the amount of Losses an Indemnified Party is entitled to recover pursuant to this Article VIII. The non-controlling party may participate in such defense at its own expense. The controlling party shall keep the non-controlling parties advised of the status of such Third Party Claim and the defense thereof. The non-controlling parties shall reasonably cooperate with and assist the controlling party in the defense of such Third Party Claim. The fees and expenses of counsel to the Indemnified Party with respect to a Third Party Claim shall be considered Losses for purposes of this Agreement. Notwithstanding the foregoing, no Stockholders shall be entitled to (a) control any claim relating to intellectual property matters or for Taxes for any period after the Closing Date, or (b) settle, either administratively or after the commencement of litigation, any claim for Taxes which could adversely affect the liability of the Company for Taxes for any period (or portion thereof) after the Closing Date, without the prior written consent of Acquiror.

(c) In the event any Indemnified Party should have a claim against any Indemnifying Party hereunder that does not involve a Third Party Claim being asserted against or sought to be collected from such Indemnified Party, the Indemnified Party shall deliver notice of such claim with reasonable promptness to the Indemnifying Party. The failure to provide such notice, however, shall not release the Indemnifying Party from any of its obligations under this Article VIII except to the extent that the Indemnifying Party is materially prejudiced by such failure and shall not relieve the Indemnifying Party from any other obligation or liability that it may have to the Indemnified Party or otherwise than pursuant to this Article VIII. If the Indemnifying Party does not notify the Indemnified Party within 30 days following receipt of such notice that the Indemnifying Party disputes its liability to the Indemnified Party hereunder, such claim specified by the Indemnified Party in such notice shall be conclusively deemed a liability of the Indemnifying Party hereunder and the Indemnifying Party shall be obligated to pay the amount of such liability to the Indemnified Party on demand, which may be effected as contemplated in Sections 8.4(d) and 8.7 herein. If the Indemnifying Party agrees that it has an indemnification obligation but asserts that it is obligated to pay a lesser amount than that claimed by the Indemnified Party, the Indemnifying Party shall pay such lesser amount (as consent to offset) promptly to the Indemnified Party, without prejudice to or waiver of the Indemnified Party’s claim for the difference.

(d) The indemnification required hereunder in respect of a Third Party Claim shall be made, subject to the provisions of this Section 8.4 and not pending a dispute with respect thereto, by prompt offset against the Indemnity Escrow (and forfeiture and cancellation of the Acquiror Common Stock offset) in an amount equal to the Losses as determined based upon the Share Value, or where the Indemnity Escrow is insufficient (including due to forfeiture of Restricted Stock as contemplated by Section 2.11) to cover indemnifiable Losses or a Third Party Claim, against Restricted Stock of the Indemnifying Party (subject to the limitations in Section 8.5(a)), as and when invoices (as to which there is no pending dispute under Section 8.4) are received by the Indemnifying Party or Losses incurred (as to which there is no pending dispute under Section 8.4) have been notified to the Indemnifying Party, subject to Section 8.4(b) and (c), and to the extent such Restricted Stock is insufficient then by claim to the Securityholders.

(e) The Indemnifying Party shall not be entitled to require that any action be made or brought against any other Person before action is brought or claim is made against it hereunder by the Indemnified Party.

(f) Notwithstanding the provisions of Section 10.9, each Indemnifying Party hereby consents to the nonexclusive jurisdiction of any court in which an Action in respect of a Third Party Claim is brought against any Indemnified Party for purposes of any claim that an Indemnified Party may have under this Agreement with respect to such Action or the matters alleged therein and agrees that process may be served on each Indemnifying Party with respect to such claim anywhere.

(g) Any Taxes that are the responsibility of the Stockholders pursuant to Section 8.2(f) shall be paid to Acquiror or the Survivor no later than five (5) days prior to the due date for the payment of such Taxes. If not paid by such date, Acquiror may seek indemnification therefor.

(h) Pending the resolution or settlement of any dispute with respect to a claim for indemnification, to the extent of such unresolved dispute, no payment for indemnification must be made and no Common Stock that may be the subject of such pending dispute held in the Indemnity Escrow or constituting Restricted Stock on the date of notification of the indemnification claim shall be forfeited and cancelled nor shall be released to any Indemnified Party, Acquiror or any Stockholder. Such dispute shall be deemed to be resolved upon (i) the mutual agreement of Acquiror and the Stockholder Agent (in the case of Stockholder indemnification for Company matters) and the Stockholder(s) in question (in the case of Stockholder indemnification solely relating to the Stockholder Agreement), or (ii) a final, non-appealable order, decree or judgment of a court of competent jurisdiction, or if agreed by the parties to such dispute, a third party dispute resolution mechanism.

Section 8.5 Limits on Indemnification.

(a) Notwithstanding anything to the contrary contained in this Agreement: (a) an Indemnifying Party shall not be liable for any claim for indemnification pursuant to Section 8.2(a) or Section 8.3(a), as the case may be, unless and until the aggregate amount of Losses which may be recovered from the Indemnifying Party equals or exceeds $30,000, in which case the Indemnifying Party shall be liable for the full amount of such Losses from the first dollar thereof subject to the maximum limits herein, (b) the maximum aggregate amount of indemnifiable Losses which may be recovered (by cancellation of Acquiror Common Stock in the Indemnity Escrow or other Restricted Stock or by recovery by cash payment) by an Indemnified Party shall be $3,000,000 other than in the event of fraud; provided, that no individual Stockholder shall be liable for any amount in excess of the value of the aggregate Merger Consideration (based upon the Stockholder’s Proportionate Share and with application of the Share Value) to be received by such Stockholder (assuming the conditions for receipt under this Agreement are satisfied). The Indemnified Party may not make a claim for indemnification under Section 8.2(a) or Section 8.3(a), as the case may be, for breach by the Indemnifying Party of a particular representation or warranty after the expiration of the survival period thereof specified in Section 8.1, except as otherwise provided in such Section.

(b) For purposes of the indemnification obligations of Article VIII, indemnifiable Losses will not include exemplary, lost profits, punitive (unless such punitive damages are owed to a Third Party), consequential, incidental, special or similar damages, or damages measured by a multiple in an Action arising out of or resulting from any claim arising out of or relating to this Agreement or the transactions contemplated hereby. Solely in the event of a breach of the Acquiror’s covenant to cause the filing of the Certificate of Merger to effect the Second Step Merger, as a result of which the Transactions do not constitute a reorganization under Section 368(a) of the Code, shall Losses include Taxes payable by the Stockholders as a result of the Transaction failing to constitute a reorganization.

(c) The Acquiror, Sub, the Survivor and any of their respective Representative or Affiliates shall first seek a remedy from the Indemnity Escrow (applied first against shares, if any, that would not be Restricted Stock), to the extent of the amount then remaining and not deemed to be forfeited as a result of a termination event or subject to any pending claim in the Indemnity Escrow, with respect to any indemnification claim asserted hereunder before seeking to recover any Losses directly from the Stockholders by offset against the Stock Consideration or otherwise. In the event that the Indemnity Escrow is insufficient (including as a result of Restricted Stock deemed included in the Indemnity Escrow being forfeited upon termination) to satisfy the Indemnifying Party’s indemnification obligations hereunder, Acquiror may setoff such unsatisfied amounts against the Stock Consideration payable to the Indemnifying Party as determined based upon the Share Value or otherwise seek recovery from the Indemnifying Party. Any Stockholder may elect, prior to and until the satisfaction of any indemnification claim by the Escrow Agent of delivery of Acquiror Common Stock to Acquiror for cancellation, to pay all or any portion of an indemnification claim in cash in lieu of Acquiror Common Stock by promptly notifying the Acquiror and the Escrow Agent in writing and delivering such amount in cash to Acquiror as is being applied in recovery of any indemnification claim, in which case, upon the Indemnified Party’s receipt of such payment, Acquiror and the Stockholder Agent shall promptly send to the Escrow Agent a written notice executed by both the Stockholder Agent and Acquiror instructing the Escrow Agent to disburse to the Stockholder Acquiror Common Stock in the Indemnity Escrow first from shares of Acquiror Common Stock that would not otherwise be Restricted Stock having an aggregate Share Value equal to the amount of such cash payment, then against Acquiror Common Stock that remains Restricted Stock, to the extent of which, such Restricted Stock shall be released to Acquiror to hold until release on the applicable anniversary of the Closing Date (such shares delivered from the Indemnity Escrow, “Cash Satisfaction”). In the event that the value of the Indemnity Escrow of a Stockholder is insufficient to satisfy an indemnification obligation of a Stockholder, the Stockholder may elect to satisfy all or any portion of his or her indemnity obligation by forfeiting or transferring shares of Acquiror Stock. Such shares shall be deemed to have a value equal to the Share Value.

(d) The amount of any Losses incurred by an Indemnified Party shall be reduced by the net amount such Indemnified Party or any of its Affiliates recovers (after deducting all attorneys’ fees, expenses and other costs of recovery) from any insurer or other Person liable for such Losses, provided that the applicable Indemnified Party shall have no obligation to see recovery from any insurer or other third party. Acquiror will use its commercially reasonable efforts to consider in good faith whether it is in its interest to seek a recovery from its insurers for any Loss hereunder.

(e) No party shall have any liability for any Loss that would not have arisen but for any alteration or repeal or enactment of any law after the Closing Date.

(f) Neither the Stockholder Agent nor any Stockholder shall dispute an indemnification claim alleging the breach of a representation or warranty made by the Company or such Stockholder qualified by terms such as “materiality” or “in all material respects” on the basis of such qualifications in such representation or warranty in question where losses relating to such representation or warranty, individually or in the aggregate, equal or exceed $15,000. This provision is not intended to modify any other provisions of this Agreement nor any basis for, or a defense against, an indemnification claim except as expressly set forth in this clause.

(g) The Stockholders shall have no liability for any Loss that would not have arisen but for any change in the accounting policies, practices or procedures adopted by Acquiror, Sub, the Survivor or any of their respective Representatives of Affiliates that did not relate to or result from a failure of the Company’s financial statements to have been kept in accordance with GAAP.

Section 8.6 Remedies Not Affected by Investigation, Disclosure or Knowledge. If the transactions contemplated hereby are consummated, Acquiror expressly reserves the right to seek indemnity or other remedy for any Losses arising out of or relating to any breach of any representation, warranty or covenant herein, notwithstanding any investigation by, disclosure to or knowledge of such party in respect of any fact or circumstances that reveals the occurrence of any such breach, whether before or after the execution and delivery hereof.

Section 8.7 Indemnity Escrow. Subject to the continued retention by the Escrow Agent of any portion of the Indemnity Escrow that is the subject of a pending indemnification claim until resolution thereof, promptly after the date that is the eighteen (18) month anniversary of the Closing Date, unless earlier released as a result of satisfaction of an indemnification claim by Cash Satisfaction, payment of an indemnification claim hereunder or upon forfeiture by a Stockholder of any portion of the Indemnity Escrow otherwise constituting Restricted Stock as contemplated in Section 2.11, the Escrow Agent shall release to the Stockholders to the Indemnity Escrow that does not constitute Restricted Stock based upon the Stockholder’s Proportionate Share (other than for Dissenting Shares, satisfaction of any indemnification claim in cash pursuant to Section 8.5(c) and subject to adjustment for any amounts payable by any Stockholder for breaches of its individual representations and warranties or covenants in Article I of the Stockholder Agreement, any forfeited stock, and any Cash Satisfaction), the Stock Consideration remaining in the Indemnity Escrow after satisfaction of any indemnifiable claims for Losses and not subject to a pending claim as provided in the Escrow Agreement as adjusted for any Cash Satisfaction. The remaining Acquiror Common Stock that remains Restricted Stock shall be delivered to, and retained by Acquiror’s transfer agent, as Restricted Stock for release as such stock is no longer subject to risk of forfeiture, subject to this Article VIII. In the event of the termination of the Indemnity Escrow after resolution of any pending claims following the earlier of (i) the anniversary date on which such shares in the Indemnity Escrow are no longer subject to the risk of forfeiture and (ii) an Acceleration Event, Acquiror shall promptly distribute any remaining Indemnity Escrow to the Stockholders based upon such Stockholder’s Proportionate Share (other than for Dissenting Shares and subject to adjustment of any amounts payable by any Stockholder for breaches of its representations and warranties or covenants in Article I of the Stockholder Agreement).

Section 8.8 Treatment of Indemnity Payments. Any amount paid by the Company, any Stockholder or Acquiror under this Article VIII will be treated as an adjustment to the purchase price for tax purposes.

ARTICLE IX

TERMINATION

Section 9.1 Termination. This Agreement may be terminated at any time prior to the Closing:

(a) by mutual written consent of Acquiror and the Company

(b) (i) by the Company, if Acquiror or Sub breaches or fails to perform in any respect any of its representations, warranties or covenants contained in this Agreement or any Ancillary Agreement and such breach or failure to perform (A) would give rise to the failure of a condition set forth in Section 7.2, (B) cannot be or has not been cured within 15 days following delivery of written notice of such breach or failure to perform and (C) has not been waived by the Company or (ii) by Acquiror, if the Company or any Stockholder breaches or fails to perform in any respect any of its representations, warranties or covenants contained in this Agreement or any Ancillary Agreement and such breach or failure to perform (A) would give rise to the failure of a condition set forth in Section 7.3, (B) cannot be or has not been cured within 15 days following delivery of written notice of such breach or failure to perform and (C) has not been waived by Acquiror;

(c) (i) by the Company, if any of the conditions set forth in Section 7.1 or Section 7.2 shall have become incapable of fulfillment prior to June 30, 2010 or (ii) by Acquiror, if any of the conditions set forth in Section 7.1 or Section 7.3 shall have become incapable of fulfillment prior to June 30, 2010; provided, that the right to terminate this Agreement pursuant to this Section 9.1(c) shall not be available if the failure of the party so requesting termination to fulfill any obligation under this Agreement shall have been the cause of the failure of such condition to be satisfied on or prior to such date;

(d) by either the Company or Acquiror if the Merger shall not have been consummated by June 30, 2010; provided, that the right to terminate this Agreement under this Section 9.1(d) shall not be available if the failure of the party so requesting termination to fulfill any obligation under this Agreement shall have been the cause of the failure of the Merger to be consummated on or prior to such date;

(e) by either the Company or Acquiror in the event that any Governmental Authority shall have issued an order, decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement and such order, decree, ruling or other action shall have become final and nonappealable; provided, that Acquiror and Sub (if Acquiror is so requesting termination) or the Company (if it is so requesting termination), as the case may be, shall have used their commercially reasonable efforts in accordance with Section 6.8, to have such order, decree, ruling or other action vacated; or

(f) by Acquiror, if between the date hereof and the Closing, an event or condition occurs that has or is reasonably likely to have a Company Material Adverse Effect. The party seeking to terminate this Agreement pursuant to this Section 9.1 (other than Section 9.1(a)) shall give prompt written notice of such termination to the other parties.

Section 9.2 Effect of Termination. In the event of termination of this Agreement as provided in Section 9.1, this Agreement shall forthwith become void and there shall be no liability on the part of any party except (a) for the provisions of Section 3.28 and Section 5.9 relating to broker’s fees and finder’s fees, Section 6.7 relating to confidentiality, Section 6.9 relating to public announcements, Section 10.1 relating to fees and expenses, Section 10.4 relating to notices, Section 10.8 relating to third-party beneficiaries, Section 10.9 relating to governing law, Section 10.10 relating to submission to jurisdiction and this Section 9.2 and (b) that nothing herein shall relieve any party from liability for any breach of this Agreement.

ARTICLE X

GENERAL PROVISIONS

Section 10.1 Fees and Expenses. All fees and expenses incurred in connection with or related to this Agreement and the Ancillary Agreements and the transactions contemplated hereby and thereby shall be paid by the party incurring such fees or expenses; provided, that Acquiror and the Company shall each pay one-half of the cost of the Indemnity Escrow; and provided, further, that if the Merger is consummated, all Transaction Expenses shall be paid as provided in this Agreement. In clarification of the foregoing, Survivor and Acquiror shall only pay Transaction Expenses in the amount set forth on the Schedule of Expenses and applied to determine the Closing Cash Consideration, and the Stockholders shall be liable for all other expenses and each Stockholder shall to pay such Stockholder’s pro rata portion of such expenses (based on the portion of Merger Consideration payable to such Stockholder as a percentage of all Merger Consideration). In the event of termination of this Agreement, the obligation of each party to pay its own expenses will be subject to any rights of such party arising from a breach of this Agreement by the breaching party.

Section 10.2 Amendment and Modification. This Agreement may be amended, modified or supplemented by the parties by action taken or authorized by their respective Boards of Directors at any time prior to the Closing Date (notwithstanding any stockholder approval); provided, however, that after approval of the transactions contemplated hereby by the stockholders of the Company, no amendment shall be made which requires further approval by such stockholders by Law without such further approval. This Agreement may not be amended, modified or supplemented, whether by course of conduct or otherwise, except by an instrument in writing specifically designated as an amendment hereto, signed on behalf of each party in interest at the time of the amendment.

Section 10.3 Waiver; Remedies. Any agreement on the part of an entity party to any waiver shall be valid only if set forth in a written instrument executed and delivered by a duly authorized officer on behalf of such party. No failure or delay of any party in exercising any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such right or power, or any course of conduct, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the parties hereunder are cumulative and are not exclusive of any rights or remedies which they would otherwise have hereunder.

Section 10.4 Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally, or if by facsimile, upon written confirmation of receipt by facsimile to the individual specified below, (b) on the first Business Day following the date of dispatch if delivered utilizing a next-day service by a recognized next-day courier or (c) on the earlier of confirmed receipt or the fifth Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered to the addresses set forth below, to the Stockholders, in the address set forth in the Stockholder Agreement or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

(i)	if to Acquiror, Sub or the Survivor, to:

5960 Inglewood Drive

Pleasanton, CA 94588

Attention: Lisa M. Cummins

Facsimile: (925) 245-3510

with a copy (which shall not constitute notice) to:

Gibson, Dunn & Crutcher LLP

1881 Page Mill Road

Palo Alto, CA 94304

Attention: Lisa A. Fontenot

Facsimile: (650) 849-5027

If to Company (pre-closing), to:

MobileRobots Inc.

10 Columbia Drive

Amherst, New Hampshire 03031

Attention: Jeanne Dietsch

Facsimile:

If to the Stockholder Agent, to:

with a copy (which shall not constitute notice) to:

Edwards Angell Palmer & Dodge LLP

111 Huntington Avenue

Boston, MA 02199-7613

Attention: Richard N. Kimball

Facsimile: (617) 227-4420

If to a Stockholder, to the address set forth on the signature page of the Stockholder Agreement.

Section 10.5 Interpretation. When a reference is made in this Agreement to a Section, Article or Exhibit such reference shall be to a Section, Article or Exhibit of this Agreement unless otherwise indicated. The table of contents and headings in this Agreement or in any Exhibit are for convenience of reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. All Exhibits annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth herein. The word “including” and words of similar import when used in this Agreement will mean “including, without limitation,” unless otherwise specified. The word “party” as used in this Agreement without specification means a party to this Agreement.

Section 10.6 Entire Agreement. This Agreement (including the Disclosure Letter, Exhibits and Schedules), the Ancillary Agreements and the Confidentiality Agreement constitute the entire agreement, and supersede all prior written agreements, arrangements, communications and understandings and all prior and contemporaneous oral agreements, arrangements, communications and understandings among the parties with respect to the subject matter hereof and thereof.

Section 10.7 Nature of Representations and Warranties. Absent fraud or intentional misrepresentation, all representations and warranties set forth in this Agreement are contractual in nature only and subject to the sole and exclusive remedies set forth herein. No Person is asserting the truth of any representation and warranty set forth in this Agreement; rather the parties have agreed that should any representations and warranties of any party prove untrue, the other party shall have the specific rights and remedies herein specified as the exclusive remedy therefor, but that no other rights, remedies or causes of action (whether in law or in equity or whether in contract or in tort) are permitted to any party hereto as a result of the untruth of any such representation and warranty absent fraud or intentional misrepresentation.

Section 10.8 No Third-Party Beneficiaries. Except as provided in Section 6.10 and Article VIII (including Section 8.3 for the Stockholders), nothing in this Agreement, express or implied, is intended to or shall confer upon any Person other than the parties and their successors and permitted assigns any legal or equitable right, benefit or remedy under or by reason of this Agreement.

Section 10.9 Governing Law. This Agreement and all disputes or controversies arising out of or relating to this Agreement or the transactions contemplated hereby shall be governed by, and construed in accordance with, the internal laws of the Delaware, without regard to the laws of any other jurisdiction that might be applied because of the conflicts of laws principles of the State of Delaware.

Section 10.10 Submission to Jurisdiction. Each party irrevocably agrees that any legal action or proceeding arising out of or relating to this Agreement brought by any other party or its successors or assigns shall be brought and determined in any Delaware or federal court sitting in Delaware (or, if such court lacks subject matter jurisdiction, in any appropriate Delaware State or federal court), and each party hereby irrevocably submits to the exclusive jurisdiction of the aforesaid courts for itself and with respect to its property, generally and unconditionally, with regard to any such action or proceeding arising out of or relating to this Agreement and the transactions contemplated hereby. Each party agrees not to commence any action, suit or proceeding relating thereto except in the courts described above in Delaware, other than actions in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such court as described herein. Each party further agrees that notice as provided herein shall constitute sufficient service of process and the parties further waive any argument that such service is insufficient. Each party hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby, (a) any claim that it is not personally subject to the jurisdiction of the courts in Delaware as described herein for any reason, (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) that (i) the suit, action or proceeding in any such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

Section 10.11 Assignment; Successors. Neither this Agreement nor any rights, interests or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of law or otherwise, by any party without the prior written consent of Acquiror (for assignment by the Company or Stockholder Agent), or the Company (for assignment by Acquiror or Sub), and any such assignment without such prior written consent shall be null and void; provided, however, that Acquiror or Sub may assign this Agreement to any Affiliate of Acquiror without the prior consent of any other party; provided further, that no assignment shall limit the assignor’s obligations hereunder. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

Section 10.12 Enforcement. The parties agree that irreparable damage would occur in the event that any provision of this Agreement were not performed in accordance with its specific terms or were otherwise breached. Accordingly, each party shall be entitled to specific performance of the terms hereof, including an injunction(s) to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any state or federal court, this being in addition to any other remedy to which such party is entitled at law or in equity. Each party hereby waives (a) any defense in any action for specific performance that a remedy at law would be adequate and (b) any requirement under any law to post security as a prerequisite to obtaining equitable relief.

Section 10.13 Severability. Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable Law in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or portion of any provision in such jurisdiction, and this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein.

Section 10.14 Waiver of Jury Trial. EACH PARTY TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 10.15 Stockholders Right to Counsel BY APPROVING THE MERGER AND THIS MERGER AGREEMENT, EACH OF THE STOCKHOLDER SHALL BE DEEMED TO ACKNOWLEDGE THAT HE OR SHE UNDERSTANDS THAT THE LAW FIRM OF EDWARDS ANGELL PALMER & DODGE LLP IS COUNSEL TO THE COMPANY AND DOES NOT REPRESENT ANY OF THE STOCKHOLDERS AND THAT EACH SUCH STOCKHOLDER HAS HAD OPPORTUNITY TO CONSULT WITH THEIR OWN LEGAL COUNSEL REGARDING ALL MATTERS CONTEMPLATED HEREIN INCLUDING, BUT NOT LIMITED TO TAX AND INDEMNIFICATION LIABILITIES AND OBLIGATIONS ASSOCIATED WITH THIS AGREEMENT AND THE ANCILLARY AGREEMENTS.

Section 10.16 Counterparts; Electronic Signature. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same instrument and shall be effective when one or more counterparts have been signed by each party and delivered to the other parties. This Agreement may be executed by facsimile or electronically delivered signature and such signature shall constitute an original for all purposes.

Section 10.17 No Presumption Against Drafting Party. Each party acknowledges that each party to this Agreement has been represented by counsel in connection with this Agreement and the transactions contemplated hereby. Any rule of law or legal decision that would require interpretation of any claimed ambiguities in this Agreement against the drafting party has no application and is expressly waived.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

ADEPT TECHNOLOGY, INC.

By:	/s/ Lisa M. Cummins
Name: Lisa M. Cummins
Title: Chief Financial Officer

TIGER MERGER SUB INC.

By:	/s/ Lisa M. Cummins
Name: Lisa M. Cummins
Title: Chief Financial Officer

MOBILEROBOTS INC.

By:	/s/ Jeanne A. Dietsch
Name:
Title:

Jeanne A. Dietsch, as Stockholder Agent

/s/ Jeanne A. Dietsch
Name: Jeanne A. Dietsch

EXHIBIT A

CERTIFICATE OF MERGER

of

TIGER MERGER SUB INC.

(a Delaware corporation)

with and into

MOBILEROBOTS INC.

(a Delaware corporation)

Pursuant to Section 251 of the Delaware General Corporation Law.

The undersigned corporation does hereby certify that:

FIRST: The constituent corporations (the “Constituent Corporations”) participating in the merger herein certified (the “Merger”) are:

(i) Tiger Merger Sub Inc., which is incorporated under the laws of the State of Delaware (“Sub”); and

(ii) MobileRobots Inc., which is incorporated under the laws of the State of Delaware (“Company”).

SECOND: An Agreement and Plan of Merger, dated as of June 13, 2010, among Adept Technology, Inc., Sub, and the and the other parties named therein (the “Agreement and Plan of Merger”) has been approved, adopted, certified, executed and acknowledged by each of the Constituent Corporations in accordance with the provisions of subsection (c) of Section 251 of the Delaware General Corporation Law (the “DGCL”).

THIRD: The name of the surviving corporation in the Merger is MobileRobots Inc. (the “Surviving Corporation”).

FOURTH: The Certificate of Incorporation of the Company shall be the Certificate of Incorporation of the Surviving Corporation.

FIFTH: The executed Agreement and Plan of Merger is on file at an office of the Surviving Corporation, the address of which is as follows:

10 Columbia Drive

Amherst, New Hampshire 03031

Attention: Jeanne Dietsch

SIXTH: A copy of the Agreement and Plan of Merger will be furnished by the Surviving Corporation, on request and without cost, to any stockholder of either of the Constituent Corporations.

[The remainder of this page is intentionally left blank.]

IN WITNESS WHEREOF, the undersigned corporation has caused this Certificate of Merger to be duly executed by its authorized officer.

Dated:                                 , 2010

MobileRobots Inc.

By:
Name:
Title:

EXHIBIT B

CERTIFICATE OF MERGER

of

MOBILEROBOTS INC.

(a Delaware corporation)

with and into

ADEPT MOBILEROBOTS LLC

(a Delaware limited liability company)

Pursuant to Section 251 of the Delaware General Corporation Law.

It is hereby certified that:

FIRST: The constituent business entities participating in the merger herein certified (the “Merger”) are:

(i) MobileRobots Inc., which is incorporated under the laws of the State of Delaware; and

(ii) Adept MobileRobots LLC, a limited liability company organized under the laws of the State of Delaware (“Surviving Entity”).

SECOND: An Agreement and Plan of Merger has been approved, adopted, certified, executed and acknowledged by each of the aforesaid constituent entities in accordance with in accordance with the provisions of subsection (b) of Section 18-209 of the Delaware Limited Liability Company Law and in accordance with the provisions of subsection (c) of Section 251 of the Delaware General Corporation Law (the “DGCL”).

THIRD: The name of the surviving limited liability company in the Merger is Adept MobileRobots LLC (the “Surviving Company”), which will continue its existence as said surviving limited liability company under its present name upon the effective date of said merger pursuant to the provisions of the Delaware Limited Liability Company Law.

FOURTH: The Certificate of Organization of Adept MobileRobots LLC shall continue to be the Certificate of Organization of said surviving limited liability company until amended and changed pursuant to the provisions of the Delaware Limited Liability Company Law.

FIFTH: The executed Agreement and Plan of Merger is on file at an office of the aforesaid surviving limited liability company, the address of which is as follows:

5960 Inglewood Drive

Pleasanton, California 94585

SIXTH: A copy of the Agreement and Plan of Merger will be furnished by the aforesaid surviving limited liability company, on request, and without cost, to any stockholder of extinguishing Delaware corporation or any member of the limited liability company.

[The remainder of this page is intentionally left blank.]

IN WITNESS WHEREOF, the undersigned limited liability company has caused this Certificate of Merger to be duly executed by its authorized officer.

Dated:                                 , 2010

Adept MobileRobots LLC

By:
Name:
Title: